As filed with the Securities and Exchange Commission on August 19, 2013

Registration No. 333-190396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-10 and FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Form F-10	Form S-4

Barrick Gold Corporation	Barrick North America Finance LLC

(Exact Name of Registrant as Specified in its Charter)

Ontario	Delaware

(Province or Other Jurisdiction of Incorporation or Organization)

1040	Not Applicable

(Primary Standard Industrial Classification Code Number)

Not Applicable	26-2663280
(I.R.S. Employee Identification No.)

Brookfield Place TD Canada Trust Tower Suite 3700 161 Bay Street, P.O. Box 212 Toronto, Ontario Canada M5J 2S1 (416) 861-9911	460 West 50 North Suite 500 Salt Lake City Utah 84101 United States (801) 990-3900

(Address, including postal code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9070	Barrick North America Finance LLC 460 West 50 North Suite 500 Salt Lake City Utah 84101 United States (801) 990-3900
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Sybil E. Veenman Barrick Gold Corporation Brookfield Place, TD Canada Trust Tower Suite 3700 161 Bay Street, P.O. Box 212 Toronto, Ontario Canada M5J 2S1 (416) 861-9911	Donald R. Crawshaw Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Kevin Thomson Davies Ward Phillips & Vineberg LLP P.O. Box 63, 44th Floor 1 First Canadian Place Toronto, Ontario M5X 1B1 (416) 863-5590

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

Form F-10

Province of Ontario, Canada

(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑ at some future date (check appropriate box below):

1. ☐ Pursuant to Rule 467(b) on (        ) at (        ) (designate a time not sooner than seven calendar days after filing).

2. ☐ Pursuant to Rule 467(b) on (        ) at (        ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (        ).

3. ☑ Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

Form S-4

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instructions G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)

(Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d)

(Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM PROSPECTUS

New Issue

Barrick Gold Corporation

Offer to exchange all outstanding 2.500% Notes due 2018 issued on May 2, 2013, for up to US$650,000,000 Aggregate Principal Amount of Registered 2.500% Notes due 2018

and

Offer to exchange all outstanding 4.100% Notes due 2023 issued on May 2, 2013, for up to US$1,500,000,000 Aggregate Principal Amount of Registered 4.100% Notes due 2023

Barrick North America Finance LLC

Offer to exchange all outstanding 5.750% Notes due 2043 issued on May 2, 2013, for up to US$850,000,000 Aggregate Principal Amount of Registered 5.750% Notes due 2043 Unconditionally Guaranteed by Barrick Gold Corporation

The Initial Notes:

$650,000,000 aggregate principal amount of 2.500% Notes due 2018 (the “Initial 2018 Notes”) and $1,500,000,000 aggregate principal amount of 4.100% Notes due 2023 (the “Initial 2023 Notes”) were originally issued by Barrick Gold Corporation (“Barrick”) and $850,000,000 aggregate principal amount of 5.750% Notes due 2043 (the “Initial 2043 Notes”) were originally issued by Barrick North America Finance LLC (“BNAF”) on May 2, 2013, in a transaction that was exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and resold to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons outside the United States in reliance on Regulation S. We refer to the Initial 2018 Notes, the Initial 2023 Notes and the Initial 2043 Notes together as the “Initial Notes”.

The New Notes:

The terms of the new 2018 notes (the “New 2018 Notes”), the new 2023 notes (the “New 2023 Notes”) and the new 2043 notes (the “New 2043 Notes”) are substantially identical to the terms of the Initial 2018 Notes, the Initial 2023 Notes and the Initial 2043 Notes, respectively, except that the New 2018 Notes, the New 2023 Notes and the New 2043 Notes will be registered under the Securities Act, will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the Initial Notes and will not entitle their holders to registration rights. The New 2018 Notes, the New 2023 Notes and the New 2043 Notes will evidence the same continuing indebtedness as the Initial 2018 Notes, the Initial 2023 Notes and the Initial 2043 Notes, respectively. We refer to the New 2018 Notes, the New 2023 Notes and the New 2043 Notes together as the “New Notes”. We refer to the Initial 2018 Notes and the New 2018 Notes together as the “2018 Notes”, the Initial 2023 Notes and the New 2023 Notes together as the “2023 Notes” and the Initial 2043 Notes and the New 2043 Notes together as the “2043 Notes” and the Initial Notes and the New Notes together as the “Notes”.

All dollar amounts in this prospectus are in United States dollars, unless otherwise indicated. See “Exchange Rate Information”.

See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

Exchange Offer:

Barrick’s offer to exchange Initial 2018 Notes for New 2018 Notes and Initial 2023 Notes for New 2023 Notes and BNAF’s offer to exchange Initial 2043 Notes for New 2043 Notes will be open until 5:00 p.m., New York City time, on September 20, 2013, unless Barrick and BNAF extend the offer.

New Notes of each series will be issued in exchange for an equal principal amount of outstanding Initial Notes of such series accepted in the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. However, the obligation to accept the Initial Notes for exchange pursuant to the exchange offer is subject to certain customary conditions set forth herein. See “Exchange Offer—Terms of the Exchange Offer—Conditions.”

The earnings coverage ratios of Barrick for the 12 months ended December 31, 2012, and June 30, 2013 are less than one-to-one. See “Earnings Coverage.”

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under the short form prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See “Risk Factors” beginning on page 5.

Barrick is permitted to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with Canadian disclosure requirements, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Owning the debt securities may subject you to tax consequences both in the United States and Canada. You should read the tax discussion in this prospectus. This prospectus may not describe these tax consequences fully.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because Barrick is incorporated under the laws of the Province of Ontario, Canada, some of the officers and directors of Barrick and BNAF and some of the experts named in this prospectus are residents outside of the United States and a majority of Barrick’s assets and the assets of those officers, directors and experts are located outside of the United States.

THE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE ONTARIO SECURITIES COMMISSION, THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR, NOR HAS THE ONTARIO SECURITIES COMMISSION, THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that, during the period of the exchange offer, the registrants or their respective affiliates, directly or indirectly, may bid for or make purchases of the debt securities to be distributed or to be exchanged, or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of New Notes received in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market making or other trading activities.

The date of this prospectus is August 19, 2013.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

We are only responsible for the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the respective date of the document in which such document appears.

The New Notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The New Notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada.

Barrick presents its financial statement in U.S. dollars and prepares them in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Unless otherwise indicated, financial information included or incorporated by reference in this prospectus has been prepared in accordance with IFRS. As a result, certain financial information included or incorporated by reference in this prospectus may not be comparable to financial information prepared by other United States companies.

References to “$” in this prospectus are to U.S. dollars and references to “Cdn$” in this prospectus are to Canadian dollars unless otherwise indicated. See “Exchange Rate Information”.

In this prospectus, “Issuer” refers only to Barrick or BNAF, as applicable, in each case without any of its subsidiaries. Unless the context requires otherwise, “we”, “us” and “our” refer to Barrick and its subsidiaries, including BNAF.

This prospectus incorporates by reference documents that contain important business and financial information about Barrick and BNAF that is not included in or delivered with this prospectus. These documents are available without charge to security holders upon written or oral request to the Secretary of Barrick at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1, (416) 861-9911. To obtain timely delivery, holders of the Initial Notes must request these documents no later than five business days before the expiration date. Unless extended the expiration date is September 20, 2013.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the U.S. Securities and Exchange Commission (the “Commission”), are specifically incorporated by reference in this prospectus:

(a)	The annual information form of Barrick dated as of March 28, 2013, for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 40-F (Commission File No. 001-09059), filed with the Commission on March 28, 2013 (the “Form 40-F”));

(b)	The annual audited consolidated financial statements of Barrick for the year ended December 31, 2012, including consolidated balance sheets as at December 31, 2012 and December 31, 2011 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2012, and related notes, together with the independent auditor’s report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F);*

(c)	The management’s discussion and analysis of Barrick for the financial year ended December 31, 2012 (incorporated by reference to Exhibit 99.4 to the Form 40-F);

(d)	The management proxy circular of Barrick dated March 18, 2013, in connection with the annual meeting of Barrick’s shareholders held on April 24, 2013 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on March 26, 2013);

(e)	The interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013, including consolidated balance sheets as at June 30, 2013 and December 31, 2012, the consolidated statements of income, comprehensive income and cash flow for each of the three- and six-month periods ended June 30, 2013 and June 30, 2012, and consolidated statement of changes in equity for the six-month periods ended June 30, 2013 and June 30, 2012 and related notes (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on August 2, 2013);*

(f)	The management’s discussion and analysis of Barrick for the three- and six-month periods ended June 30, 2013 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on August 2, 2013);

(g)	The material change report of Barrick dated May 13, 2013, regarding the pricing and closing of the Initial Notes of Barrick and BNAF (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on May 13, 2013);

(h)	The material change report of Barrick dated May 17, 2013, regarding the announcement of an agreement in principle between Pueblo Viejo Dominicana Corporation and the Government of the Dominican Republic, concerning amendments to the Pueblo Viejo Special Lease Agreement (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on May 17, 2013);

(i)	The material change report of Barrick dated June 3, 2013, regarding the receipt by Barrick of a resolution from Chile’s Superintendencia del Medio Ambiente (Chile’s environmental agency) that requires the Company to complete Pascua-Lama’s water management system in accordance with the project’s environmental permit before resuming construction activity in Chile, as well as the imposition of an administrative fine for deviations from certain requirements of the project’s Chilean environmental approval (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-9059), furnished to the Commission on June 3, 2013); and

i

(j)	The material change report of Barrick dated July 5, 2013, regarding updates to the Pascua-Lama project in Chile and Argentina with respect to construction re-sequencing, capital expenditures and impairment testing (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on July 5, 2013).

*	The interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013, have been prepared following the adoption of certain new accounting standards as issued by the International Accounting Standards Board effective January 1, 2013. These new accounting standards are not the same accounting standards used to prepare the annual audited consolidated financial statements of Barrick for the years ended December 31, 2012 and 2011. In addition, the interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013 reflect the impact of discontinued operations. Please refer to note 2B of the interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013, for details of the impact of these new accounting standards and discontinued operations on the statements of income and cash flows for the year ended December 31, 2012.

Any annual information form, annual financial statements (including the auditors’ report thereon), interim financial statements, management’s discussion and analysis, material change report (excluding any confidential material change reports), business acquisition report or information circular or amendments thereto that Barrick files with any securities commission or similar regulatory authority in Canada after the date of this prospectus and prior to the termination of the offering of the New Notes will be incorporated by reference in this prospectus and will automatically update and supersede information contained or incorporated by reference in this prospectus. In addition, all documents filed or furnished by Barrick with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this prospectus and prior to the termination of the offering of the New Notes to which this prospectus relates shall be deemed to be incorporated by reference into this prospectus and the registration statement of which the prospectus forms a part from the date of filing or furnishing of such documents (in the case of any Report on Form 6-K, if and to the extent expressly set forth in such report).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent any statement contained herein or in any subsequently filed or furnished document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

WHERE YOU CAN FIND MORE INFORMATION

Barrick will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon request to the Secretary of Barrick at Brookfield Place, TD Canada Trust Tower, P.O. Box 212, Suite 3700, 161 Bay Street, Toronto, Ontario, Canada M5J 2S1, (416) 861-9911, copies of the documents incorporated by reference in this prospectus. We do not incorporate by reference into this prospectus any of the information on, or accessible through, our website or any of the websites listed below.

Barrick files certain reports with, and furnishes other information to, the Commission and the provincial and territorial securities regulatory authorities of Canada. Barrick’s Commission file number is 1-9059. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, Barrick is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Barrick’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Barrick’s reports and other information filed with or furnished to the Commission since June 2002 are available, and Barrick’s reports and other information filed or furnished in the future with or to the Commission will be available, from the Commission’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym “EDGAR”, as well as from commercial document retrieval services. You may also read (and by paying a fee, copy) any document Barrick files with or furnishes to the Commission at the Commission’s public reference room in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Please call the Commission at 1-800-SEC-0330 for more information on the public reference room. You may also inspect Barrick’s Commission filings at the NYSE, 20 Broad Street, New York, New York 10005. Barrick’s Canadian filings are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at http://www.sedar.com.

Barrick and BNAF have filed with the Commission, under the Securities Act, a registration statement on Form F-10/S-4 relating to the securities being offered hereunder and of which this prospectus forms a part. This prospectus does not contain all the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the Commission. Items of information omitted from this prospectus but contained in the registration statement will be available on the Commission’s website at http://www.sec.gov.

Barrick and BNAF have obtained relief from the OSC (the “OSC Order”) which exempts BNAF from: (i) the requirements of National Instrument 51-102—Continuous Disclosure Obligations; (ii) the requirements of Multilateral Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings; (iii) the requirements under applicable securities law relating to audit committees; (iv) the requirements of National Instrument 58-101—Disclosure of Corporate Governance Practices; and (v) the requirement under Form 44-101F1 promulgated under National Instrument 44-101—Short Form Prospectus Distributions to: (A) include in a prospectus earnings coverage ratios required under Section 6.1 of Form 44-101F1; and (B) incorporate by reference in a prospectus any of the documents specified under paragraphs 1 through 4, 6 and 7 of Section 11.1(1) of Form 44-101F1, provided, in each case that, among other things: (X) BNAF and Barrick continue to satisfy all of the conditions set forth in subsection 13.4(2) of NI 51-102, other than paragraph 13.4(2)(g); (Y) Barrick discloses in each of its interim financial statements and annual financial statements filed with the OSC and the SEC any significant restrictions on the ability of Barrick to obtain funds from its subsidiaries by dividend or loan; and (Z) if certain “restricted net asset” tests that are described in greater detail in the OSC Order are met, Barrick provides additional disclosure in each of its interim financial statements and annual financial statements filed with the OSC and the SEC concerning: (i) the nature of any restrictions on the ability of consolidated subsidiaries and unconsolidated subsidiaries of Barrick to transfer funds to Barrick in the form of cash dividends, loans or advances and (ii) the amount of “restricted net assets”. From and after May 9, 2008, being the date of formation of BNAF, the financial results of BNAF have been and will be included in the consolidated financial results of Barrick. A copy of the OSC Order can be obtained from the OSC website at www.osc.gov.on.ca.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus, including any information as to our strategy, plans or future financial or operating performance constitutes “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “continue,” “budget,” “estimate,” “may,” “will,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold, copper or certain other commodities (such as silver, diesel fuel and electricity); changes in national and local government legislation, taxation, controls, regulations, expropriation or nationalization of property, and political or economic developments in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Chile, Peru, Argentina, Tanzania, Zambia, Saudi Arabia, United Kingdom, Pakistan or Barbados or other countries in which we do or may carry on business in the future; diminishing quantities or grades of reserves; increased costs, delays, suspensions and technical challenges associated with the construction of capital projects; the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; adverse changes in our credit rating; the impact of inflation; fluctuations in the currency markets (such as Canadian and Australian dollars, Chilean and Argentinean pesos, British pound, Peruvian sol, Zambian kwacha, South African rand, Tanzanian schilling and Papua New Guinean kina versus U.S. dollar); operating or technical difficulties in connection with mining or development activities; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; contests over title to properties, particularly title to undeveloped properties; risk of loss due to acts of war, terrorism, sabotage and civil disturbances; changes in U.S. dollar interest rates that could impact the mark-to-market value of outstanding derivative instruments and ongoing payments/receipts under interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); litigation; business opportunities that may be presented to, or pursued by, us; our ability to successfully integrate acquisitions or complete divestitures; employee relations; availability and increased costs associated with mining inputs and labor; and the organization of our African gold operations and properties under a separate listed company. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion, copper cathode or gold/copper concentrate losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements. Specific reference is made to “Narrative Description of the Business — Mineral Reserves and Mineral Resources” and “Risk Factors” in the annual information form of Barrick dated as of March 28, 2013, for the year ended December 31, 2012, and to the management’s discussion and analysis for the financial year ended December 31, 2012 and the management’s discussion and analysis for the three- and six-month periods ended June 30, 2013, each of which is incorporated by reference herein, and to the section “Risk Factors” in this prospectus, for a discussion of some of the factors underlying forward-looking statements. Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

NOTICE REGARDING PRESENTATION OF MINERAL RESERVE AND

MINERAL RESOURCE ESTIMATES

Our mineral reserves and mineral resources have been calculated in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”), as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 (under the Exchange Act), as interpreted by the Staff of the Commission, applies different standards in order to classify mineralization as a reserve. Accordingly, for U.S. reporting purposes, as of December 31, 2012, approximately 1.98 million ounces of reserves at Pueblo Viejo (Barrick’s 60% interest) are classified as mineralized material. In addition, while the terms “measured,” “indicated” and “inferred” mineral resources are required pursuant to NI 43-101, the Commission does not recognize such terms. Canadian standards differ significantly from the requirements of the Commission, and mineral resource information contained herein and in the documents incorporated herein by reference is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the Commission. Investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. In addition, investors are cautioned not to assume that any part or all of our mineral resources constitute or will be converted into reserves.

EXCHANGE RATE INFORMATION

The closing exchange rate on August 16, 2013, as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was $1.00 equals Cdn$1.03.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Barrick is a corporation existing under the laws of the Province of Ontario, Canada. A majority of our assets are located outside of the United States. In addition, some of our directors and officers and most of the experts named in this prospectus and the documents incorporated by reference herein are resident outside the United States, and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. We have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there may be some doubt whether a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would be enforceable in Ontario. We have also been advised by such counsel that there is substantial doubt whether an action could be brought in Ontario in the first instance on the basis of liability predicated solely upon United States federal securities laws.

v

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Barrick is offering to exchange $650,000,000 aggregate principal amount of Initial 2018 Notes for a like aggregate principal amount of its New 2018 Notes and $1,500,000,000 aggregate principal amount of Initial 2023 Notes for a like aggregate principal amount of its New 2023 Notes and BNAF is offering to exchange $850,000,000 aggregate principal amount of Initial 2043 Notes for a like aggregate principal amount of its New 2043 Notes, in each case evidencing the same continuing indebtedness as the Initial 2018 Notes, the Initial 2023 Notes and the Initial 2043 Notes, respectively. In order to exchange your Initial 2018 Notes, your Initial 2023 Notes and/or your Initial 2043 Notes, you must properly tender them and Barrick or BNAF, as applicable, must accept your tender. Barrick and BNAF, as applicable, will exchange all outstanding Initial 2018 Notes, Initial 2023 Notes and Initial 2043 Notes that are validly tendered and not validly withdrawn.

Exchange Offer:	Barrick will exchange your Initial 2018 Notes for a like aggregate principal amount of its New 2018 Notes.

Barrick will exchange your Initial 2023 Notes for a like aggregate principal amount of its New 2023 Notes.

BNAF will exchange your Initial 2043 Notes for a like aggregate principal amount of its New 2043 Notes.

Resale of New Notes:	We believe you may offer the New Notes for resale, resell and otherwise transfer them without compliance with the registration or prospectus delivery provisions of the United States Securities Act of 1933, as amended (the “Securities Act”) if:

• You are acquiring the New Notes in the ordinary course of your business;

• You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you; and

• You are not an affiliate, under Rule 405 of the Securities Act, of Barrick.

You should read the discussion under the heading “Exchange Offer” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement:	We have undertaken this exchange offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the Initial Notes. See “Exchange Offer.”

Consequences of Failure to Exchange Initial Notes:	You will continue to hold Initial Notes that remain subject to their existing transfer restrictions if:

• You do not tender your Initial Notes; or

• You tender your Initial Notes and they are not accepted for exchange.

Subject to certain limited exceptions, we will have no obligation to register the Initial Notes after we consummate the exchange offer. See “Exchange Offer—Terms of the Exchange Offer—Consequences of Failure to Exchange” and “—Acceptance of Initial Notes for Exchange; Delivery of New Notes.”

Expiration Date:	The “expiration date” for the exchange offer is 5:00 p.m., New York City time, on September 20, 2013, unless we extend it, in which case “expiration date” means the latest date and time to which the exchange offer is extended.

Interest on the New Notes:	The New 2018 Notes will accrue interest at a rate of 2.500% per annum from and including the last interest payment date on which interest has been paid on the Initial 2018 Notes or, if no interest has been paid on the Initial 2018 Notes, from the issue date of the Initial 2018 Notes. No additional interest will be paid on Initial 2018 Notes tendered and accepted for exchange.

The New 2023 Notes will accrue interest at a rate of 4.100% per annum from and including the last interest payment date on which interest has been paid on the Initial 2023 Notes or, if no interest has been paid on the Initial 2023 Notes, from the issue date of the Initial 2023 Notes. No additional interest will be paid on Initial 2023 Notes tendered and accepted for exchange.

The New 2043 Notes will accrue interest at a rate of 5.750% per annum from and including the last interest payment date on which interest has been paid on the Initial 2043 Notes or, if no interest has been paid on the Initial 2043 Notes, from the issue date of the Initial 2043 Notes. No additional interest will be paid on Initial 2043 Notes tendered and accepted for exchange.

Conditions to the Exchange Offer:	The exchange offer is subject to certain customary conditions, which we may waive. See “Exchange Offer—Terms of the Exchange Offer—Conditions”.

Procedures for Tendering Initial Notes:	If you wish to accept the exchange offer, you must submit the required documentation and effect a tender of Initial Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” “—Book Entry Transfer,” “—Exchanging Book-Entry Notes” and “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures:	If you wish to tender your Initial Notes, but cannot properly do so prior to the expiration date, you may tender your Initial Notes in accordance with the guaranteed delivery procedures described in “Exchange Offer—Terms of the Exchange Offer —Guaranteed Delivery Procedures.”

Withdrawal Rights:	Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of Initial Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of New Notes:	Subject to certain conditions, any and all Initial Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “Exchange Offer — Terms of the Exchange Offer.”

U.S. Federal Income Tax Considerations:	The exchange of the Initial Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Use of Proceeds:	We will not receive any proceeds from the exchange offer.

Exchange Agent:	Citibank, N.A. is serving as the exchange agent.

Summary of Terms of the New Notes:	The terms of the New Notes of each series are substantially identical to the terms of the Initial Notes of such series except that the New Notes:

• will be registered under the Securities Act, and therefore will not contain restrictions on transfer;

• will not contain provisions relating to additional interest;

• will bear a different CUSIP number from the Initial Notes of the respective series; and

• will not entitle their holders to registration rights.

Issuers:	Barrick Gold Corporation for the New 2018 Notes and the New 2023 Notes. Barrick North America Finance LLC for the New 2043 Notes.

Notes Offered:	$650,000,000 aggregate principal amount of 2.500% notes due 2018.

$1,500,000,000 aggregate principal amount of 4.100% notes due 2023.

$850,000,000 aggregate principal amount of 5.750% notes due 2043.

Interest Rate:	The New 2018 Notes will bear interest at the rate of 2.500% per annum.

The New 2023 Notes will bear interest at the rate of 4.100% per annum.

The New 2043 Notes will bear interest at the rate of 5.750% per annum.

Interest Payment Dates:	Payable semi-annually in arrears on May 1 and November 1 of each year for each series of New Notes, commencing November 1, 2013.

Maturity Date:	The New 2018 Notes will mature on May 1, 2018.

The New 2023 Notes will mature on May 1, 2023.

The New 2043 Notes will mature on May 1, 2043.

Ranking:	The New Notes will be unsecured, unsubordinated obligations of Barrick and BNAF, as applicable, and will rank equally with the other unsecured, unsubordinated obligations of Barrick and BNAF, as applicable.

Guarantees	The New 2043 Notes will be unconditionally and irrevocably guaranteed by Barrick, which guarantees (the “Guarantees”) will be unsecured, unsubordinated obligations of Barrick and will rank equally with Barrick’s other unsecured, unsubordinated obligations.

Optional and Tax Redemption:	Barrick may redeem the New 2018 Notes and the New 2023 Notes, and BNAF may redeem the New 2043 Notes, in each case, in whole or from time to time in part, on any date, at the prices described in this prospectus. See “Description of the Notes and Guarantees—Optional Redemption.”

Any series of the New Notes may also be redeemed, in whole but not in part, under certain circumstances relating to changes in applicable tax laws as described under “Description of the Notes and Guarantees—Tax Redemption.”

Change of Control:	Upon the occurrence of both (i) a change of control of Barrick and (ii) a downgrade within a specified period of a series of the New Notes below an investment grade rating by each of Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Barrick or BNAF, as applicable, will be required to make an offer to purchase such series of the New Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes and Guarantees—Change of Control Repurchase Event.”

Additional Amounts:	All payments made by Barrick with respect to the New 2018 Notes and the New 2023 Notes and with respect to its Guarantees of the New 2043 Notes will be made without withholding or deduction for Canadian taxes unless required to be withheld or deducted by applicable law or by the interpretation or administration thereof. Subject to the exceptions and limitations set forth in this prospectus, if Barrick is required to withhold or deduct for Canadian taxes from any payment made under or with respect to the New 2018 Notes, the New 2023 Notes or its Guarantees of the New 2043 Notes, Barrick will pay to any holder of such New Notes that is a non-resident of Canada such additional amounts as may be necessary so that the net payment received by such holder after such withholding or deduction will not be less than the amount such holder would have received if such Canadian taxes had not been withheld or deducted. See “Description of the Notes and Guarantees—Payment of Additional Amounts.”

Form:	Each series of the New Notes will be represented by one or more fully registered global notes deposited in book-entry form with, or on behalf of, The Depository Trust Company, and registered in the name of its nominee. See “Description of the Notes and Guarantees—Global Securities and Book-Entry System.”

Governing Law:	The Indenture (as defined below) is, and the New Notes and the Guarantees are or will be, governed by and construed in accordance with the laws of the State of New York.

Risk Factors:	Investing in the New Notes involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

RISK FACTORS

In deciding whether to exchange Initial Notes for New Notes, you should carefully consider the risks and uncertainties described below and under the heading “Risk Factors” in Barrick’s annual information form dated as of March 28, 2013, for the year ended December 31, 2012, which is incorporated by reference herein. These risks and uncertainties are not the only ones facing Barrick and BNAF. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and operating results could be materially harmed.

Bankruptcy, liquidation or reorganization of Barrick’s subsidiaries

Barrick conducts a substantial portion of its operations through subsidiaries. The New 2018 Notes, the New 2023 Notes and Barrick’s Guarantees of the New 2043 Notes will be obligations exclusively of Barrick. Barrick’s subsidiaries will not guarantee or otherwise be responsible for the payment of principal or interest or other payments required to be made by Barrick under the New 2018 Notes, the New 2023 Notes or Barrick’s Guarantees of the New 2043 Notes. Accordingly, the New 2018 Notes, the New 2023 Notes and Barrick’s Guarantees of the New 2043 Notes will effectively be subordinated to all existing and future liabilities (including trade payables and indebtedness) of such subsidiaries (except to the extent that BNAF is responsible for making payments on the New 2043 Notes). In the event of an insolvency, liquidation or other reorganization of any such subsidiaries, Barrick’s creditors (including the holders of the Guarantees of the New 2043 Notes) will have no right to proceed against the assets of such subsidiaries (except to the extent that holders of the New 2043 Notes have a right to proceed against BNAF). Creditors of such subsidiaries would generally be entitled to payment in full from such assets before any assets are made available for distribution to Barrick. Neither the indenture governing the New Notes nor the New Notes place any limitation on the amount of debt that may be incurred by Barrick or its subsidiaries, including BNAF.

Barrick’s senior unsecured debt credit ratings and outlook have recently been changed and may further change. Any further change may adversely affect the market value of the New Notes and our cost of capital

Barrick’s senior unsecured debt credit ratings were downgraded by Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services prior to the issuance of the Old Notes. In general, there is no assurance that the credit ratings or the ratings outlook assigned to a particular series of New Notes or to Barrick will remain in effect for any given period of time or that any such rating or outlook will not be revised or withdrawn entirely by a rating agency. Real or anticipated changes in credit ratings, including by way of a changed ratings outlook, assigned to a particular series of New Notes will generally affect the market price of such New Notes. In addition, real or anticipated changes in our credit ratings or our ratings outlook may also affect the cost at which we can access the capital markets.

Changes in interest rates may cause the value of the New Notes to decline

Prevailing interest rates will affect the market price or value of the New Notes. The market price or value of any particular series of New Notes may decline as prevailing interest rates for comparable debt instruments rise.

Each Issuer may issue additional New Notes of any series of New Notes issued by it and incur additional indebtedness

Under the terms of the indenture governing the New Notes, each Issuer may, from time to time, without notice to, or the consent of, the holders of any series of New Notes issued by it, “reopen” such series and issue additional New Notes of that series, which New Notes will be equal in rank to the New Notes of that series in all respects (or in all respects except for the issue price, the payment of interest accruing prior to the issue date of the additional New Notes of such series and/or the first payment of interest following the issue date of the additional New Notes of such series) so that the additional New Notes of such series may be consolidated with and form a single series with, and have the same terms as to status, redemption or otherwise as, the New Notes of such series offered under this prospectus.

In addition, neither Barrick nor BNAF is restricted under the indenture governing the New Notes or the terms of the New Notes from incurring additional indebtedness or repurchasing its securities. The limited covenants applicable to the New Notes also do not require Barrick or BNAF to achieve or maintain any minimum financial results relating to their respective financial positions or results of operations or debt ratings. Barrick’s and BNAF’s ability to incur additional indebtedness and take a number of other actions that are not limited by the terms of the New Notes could have the effect of diminishing Barrick’s or BNAF’s ability to make payments on the New Notes, or Barrick’s ability to make payments on the Guarantees, when due.

An Issuer may be unable to purchase the New Notes issued by it upon a change of control repurchase event

If a change of control repurchase event occurs in respect of a particular series of New Notes, the Issuer of such series of New Notes will be required to offer to purchase such New Notes for cash at a price equal to 101% of the principal amount of such New Notes plus accrued and unpaid interest on the New Notes repurchased to, but not including, the date of purchase in order to avoid an event of default under the Indenture. See “Description of the Notes and Guarantees—Change of Control Repurchase Event.” A change of control may also require us to make an offer to purchase certain of our other indebtedness and may give rise to the early termination of our primary bank credit facilities. We may not have sufficient funds to purchase all of the affected indebtedness and/or to repay the amounts owing under our primary bank credit facilities.

There can be no assurance that a trading market for the New Notes will develop or as to the liquidity of any trading market that might develop for the New Notes

There is no established trading market for the New Notes and we do not intend to have the New Notes listed on any securities exchange. In addition, the liquidity of the trading market in the New Notes and the market price quoted for the New Notes may be adversely affected by, among other things, changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Notes or as to the liquidity of any trading market that may develop.

If you fail to exchange your Initial Notes, they will continue to be restricted securities and may become less liquid

Initial Notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue New Notes in exchange for the Initial Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “Exchange Offer—Terms of the Exchange Offer—Conditions” and “Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering”. These procedures and conditions include timely receipt by the exchange agent of such Initial Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Initial Notes will elect to exchange their Initial Notes, we expect that the liquidity of the market for any Initial Notes remaining after the completion of the exchange offer will be substantially limited. Any Initial Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Initial Notes outstanding. Following the exchange offer, if you do not tender your Initial Notes, you generally will not have any further registration rights, and your Initial Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Initial Notes could be adversely affected.

BARRICK

Overview

We are a leading international gold company. Barrick entered the gold mining industry in 1983 and is now the leading gold mining company in the world in terms of production and reserves. We have operating mines and projects in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Peru, Chile, Argentina, Saudi Arabia, Zambia and Tanzania. Our principal products and sources of earnings are gold and copper.

Barrick is a corporation governed by the Business Corporations Act (Ontario) resulting from the amalgamation, effective July 14, 1984, under the laws of the Province of Ontario, of Camflo Mines Limited, Bob-Clare Investments Limited and the former Barrick Resources Corporation. By articles of amendment effective December 9, 1985, Barrick changed its name to American Barrick Resources Corporation. Effective January 1, 1995, as a result of an amalgamation with a wholly-owned subsidiary, Barrick changed its name from American Barrick Resources Corporation to Barrick Gold Corporation. In connection with its acquisition of Placer Dome Inc., Barrick amalgamated with Placer Dome Inc. pursuant to articles of amalgamation dated May 9, 2006. On January 1, 2009, Barrick amalgamated with its wholly-owned subsidiary, Arizona Star Resource Corp. Barrick’s head and registered office is located at Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3700, Toronto, Ontario, M5J 2S1.

BNAF

BNAF, a Delaware limited liability company, was formed in May 2008 and is a wholly-owned direct subsidiary of Barrick North America Holding Corporation (“BNAHC”), a Nevada corporation, which in turn is a wholly-owned direct subsidiary of Barrick. Its primary purpose is the financing of other subsidiaries or affiliates of Barrick, and pursuant to this purpose, BNAF loaned the proceeds from the offering of the Initial 2043 Notes to BNAHC at a spread. BNAF does not plan to have other operations and it has no assets, operations, revenues or cash flows other than those which are related to the issuance, administration and repayment of debt securities guaranteed by Barrick and contributions of capital from BNAHC. BNAF does not intend to make available publicly or to its security holders annual or other reports or other separate continuous disclosure information. The financial results of BNAF are included in the consolidated financial statements of Barrick. Barrick and BNAF have obtained relief from the Ontario Securities Commission (the “OSC Order”) which exempts BNAF from certain requirements, including prescribed prospectus disclosure requirements and continuous disclosure requirements, under applicable Canadian securities laws, subject to the satisfaction of certain conditions. A copy of the OSC Order can be obtained from the OSC website at www.osc.gov.on.ca. See “Where You Can Find More Information”.

EXCHANGE OFFER

Terms of the Exchange Offer

General

In connection with the issuance of the Initial Notes, we entered into an exchange and registration rights agreement, dated May 2, 2013, with the initial purchasers of the Initial Notes. The following contains a summary of the provisions of the exchange and registration rights agreement. It does not contain all of the information that may be important to an investor in the New Notes. We refer you to the exchange and registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Under the exchange and registration rights agreement, we agreed to file under the Securities Act, on or prior to 180 days after the closing of the offering of the Initial Notes, and use our commercially reasonable efforts to cause to become effective under the Securities Act, on or prior to 270 days after the closing of the offering of the Initial Notes, the registration statement of which this prospectus is a part with respect to a registered offer to exchange the Initial Notes of each series for New Notes of the respective series. We will keep the exchange offer open for at least 20 business days (or longer if required by law) after the date notice of the exchange offer is mailed to holders of the Initial Notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New Notes of each series will be issued in exchange for an equal principal amount of outstanding Initial Notes of the respective series accepted in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all holders as of the date of this prospectus. The exchange offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. However, the obligation to accept Initial Notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Initial Notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to Citibank, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an “affiliate” of either Barrick or BNAF within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and we cannot assure you that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

By tendering Initial Notes in exchange for New Notes and executing the letter of transmittal, each holder will represent to us that:

•	any New Notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the Initial Notes or New Notes within the meaning of the Securities Act; and

•	it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of either Barrick or BNAF.

If such holder is a broker-dealer, it will also be required to represent that the Initial Notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution.” Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of Initial Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the New Notes in connection with any resale of such New Notes. See “Plan of Distribution.”

Upon consummation of the exchange offer, any Initial Notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of Initial Notes who do not exchange their Initial Notes for New Notes in the exchange offer will no longer be entitled to registration rights or the payment of additional interest. In addition, such holders will not be able to offer or sell their Initial Notes, unless such Initial Notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, we will have no obligation to effect a subsequent registration of the Initial Notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date shall be September 20, 2013 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended.

To extend the expiration date, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will notify the holders of Initial Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement will state that we are extending the exchange offer for a specified period of time.

We reserve the right:

•

to delay acceptance of any Initial Notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of Initial Notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived prior to the expiration date, by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Initial Notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly confirmed in writing) or written notice to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Initial Notes of such amendment and we will extend the exchange offer for a period of five to ten business days. In addition, if we amend or terminate the exchange offer, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. Without limiting the manner in which we may choose to make public the announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The New 2018 Notes will accrue interest at the rate of 2.500% per annum, the New 2023 Notes will accrue interest at the rate of 4.100% per annum and the New 2043 Notes will accrue interest at the rate of 5.750% per annum. The New Notes will accrue interest from and including the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or, if no interest has been paid on such Initial Notes, from the issue date of such Initial Notes; provided that if Initial Notes are surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Notes received in exchange therefor will accrue from the date of such interest payment date. Interest on the New Notes is payable on May 1 and November 1, beginning on November 1, 2013. No additional interest will be paid on Initial Notes tendered and accepted for exchange.

Absence of Dissenter’s Rights of Appraisal

Holders of the Initial Notes do not have any dissenter’s rights of appraisal in connection with the exchange offer.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal and mail, or otherwise deliver, such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•

a timely confirmation of a book-entry transfer of such Initial Notes, if such procedure is available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of Initial Notes, letter of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Initial Notes, letters of transmittal or other required documents should be sent to us. Delivery of all Initial Notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth in the letter of transmittal. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of Initial Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act or an eligible institution unless the Initial Notes tendered pursuant thereto are tendered (1) by a registered holder of Initial Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Initial Notes. We will not waive any condition of the exchange offer with respect to an individual holder unless we waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, in our sole discretion, subject to the provisions of the indenture pursuant to which the Initial Notes were issued:

•	to purchase or make offers for any Initial Notes that remain outstanding subsequent to the expiration date or, as described under “—Conditions,” to terminate the exchange offer,

•	to redeem Initial Notes as a whole, or in part, at any time and from time to time, as described under “Description of the Notes and Guarantees—Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase Initial Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us, or an affiliate of ours, to distribute the New Notes in connection with any resale of such New Notes. See “Plan of Distribution.”

Acceptance of Initial Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all Initial Notes properly tendered will be accepted promptly after the expiration date and the New Notes will be issued promptly after acceptance of the Initial Notes. See “—Conditions.” For purposes of the exchange offer, Initial Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

For each Initial Note of any series accepted for exchange, the holder of such Initial Note will receive a New Note of the respective series having a principal amount equal to that of the surrendered Initial Note.

In all cases, issuance of New Notes for Initial Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Initial Notes into the exchange agent’s account at the applicable book-entry transfer facility,

•	a properly completed and duly executed letter of transmittal, and

•	all other required documents.

If any tendered Initial Notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged Initial Notes will be returned promptly without expense to the tendering holder thereof (if in certificated form), or credited to an account maintained with such book-entry transfer facility after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Initial Notes at the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in the letter of transmittal on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) procedures to tender Initial Notes.

Any participant in the book-entry transfer facility may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Initial Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering Initial Notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which:

(1)	sets forth the name and address of the holder of Initial Notes and identifies the Initial Notes tendered, including the principal amount of such Initial Notes;

(2)	states that the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, or a book-entry confirmation, as the case may be, and any other documents required by the letter transmittal will be deposited by the eligible institution with the exchange agent; and

•

a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth in the letter of transmittal. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Initial Notes to be withdrawn;

•	identify the Initial Notes to be withdrawn, including the principal amount of such Initial Notes;

•

in the case of Initial Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Initial Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such Initial Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Initial Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustees with respect to the Initial Notes in the name of the person withdrawing the tender; and

•	specify the name in which such Initial Notes are registered, if different from the person who tendered such Initial Notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, which determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Initial Notes, or credited to an account maintained with the book-entry transfer facility for the Initial Notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Initial Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange any New Notes for, any Initial Notes and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if any of the following conditions are not satisfied on or prior to the expiration date:

•

no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of Initial Notes for New Notes under the exchange offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(1)	challenges the making of the exchange offer or the exchange of Initial Notes for Exchange Notes under the exchange offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Initial Notes for New Notes under the exchange offer; or

(2)	in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offer or the exchange of Initial Notes for New Notes under the exchange offer;

•

nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the exchange offer or impair our ability to realize the anticipated benefits of the exchange offer;

•

there shall not have occurred: (a) any general suspension of or limitation on trading in securities in Canadian or United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Initial Notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in Canada or the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to Canada or the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in Canada or the United States, (g) any material adverse change in the securities or financial markets in Canada or the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

•

neither Wilmington Trust Company, as trustee, nor Citibank, N.A., as indenture agent, with respect to the Indenture for the Initial Notes that are the subject of the exchange offer and the New Notes to be issued in the exchange offer shall have been directed by any holders of Initial Notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or the exchange of Initial Notes for New Notes under the exchange offer, nor shall the trustee or indenture agent have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of Initial Notes for New Notes under the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us, regardless of the circumstances giving rise to any such condition, or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. All such conditions must be satisfied or waived by us, as applicable, at or before the expiration of the exchange offer.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and promptly return all tendered Initial Notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered New Notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all Initial Notes tendered and not previously validly withdrawn.

We will not accept for exchange any Initial Notes tendered, and no New Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. We are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

In addition, subject to applicable law, we may in our absolute discretion terminate the exchange offer for any other reason.

Exchange Agent

Citibank, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, or of the letter of transmittal, should be directed to the exchange agent as provided in the letter of transmittal.

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Initial Notes, and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent, indenture agent and trustee, and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the exchange offer. If, however, New Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Initial Notes who do not exchange their Initial Notes for New Notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Initial Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not currently anticipate that we will register the Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected. See “Risk Factors — If you fail to exchange your Initial Notes, they will continue to be restricted securities and may become less liquid.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing New Notes, we will receive in exchange Initial Notes of like principal amount, the terms of which are identical in all material respects to the New Notes. Initial Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our indebtedness and will evidence the same continuing indebtedness as the Initial Notes. We have agreed to bear all fees and expenses related to the exchange offer. No underwriter is being used in connection with the exchange offer.

CONSOLIDATED CAPITALIZATION

The following table sets forth the cash and cash equivalents and the consolidated capitalization of Barrick as at June 30, 2013, the date of Barrick’s most recently filed financial statements. The table below should be read in conjunction with the audited consolidated financial statements of Barrick as at and for the year ended December 31, 2012, including the notes thereto and the related management’s discussion and analysis, and the interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013, including the notes thereto and the related management’s discussion and analysis, each of which is incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

As at June 30, 2013
Actual
(in millions)
Cash and equivalents	$2,422

Long-term debt(1)	$14,423

Equity:
Capital stock	17,933
Retained earnings	(4,839)
Accumulated other comprehensive income	113
Other	314
Non-controlling interests	2,550

Total equity	16,071

Total capitalization(2)	$30,494

Notes:

(1)	Long-term debt excludes the current portion of long-term debt, provisions for environmental rehabilitation, deferred income tax liabilities and other long-term liabilities, and includes capital leases. Refer to note 18B to Barrick’s interim unaudited consolidated financial statements for the three- and six-month periods ended June 30, 2013, for more information regarding Barrick’s long-term debt.
(2)	Total capitalization is long-term debt plus total equity.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Barrick’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows, with the periods ending prior to January 1, 2011, calculated according to U.S. generally accepted accounting principles, and subsequent periods calculated according to IFRS:

	2008	2009(1)	2010	2011(2)	2012(1)(2)(3)	Six-Month Period Ended June 30, 2013(1)(2)(3)
Ratio of earnings to fixed charges	6.2x	(11.2)x	11.4x	12.8x	(0.5)x	(17.3)x

Notes:

(1)	Due to our losses for the years ended December 31, 2009 and December 31, 2012, and for the six-month period ended June 30, 2013, the ratio of earnings to fixed charges was negative for these periods. We would have had to generate earnings before taxes (attributable to equity holders of Barrick) of $344 million and $536 million for the years ended December 31, 2009 and December 31, 2012, respectively, and $134 million for the six-month period ended June 30, 2013, to have achieved earnings to fixed charge ratios of one-to-one.
(2)	The information presented for 2011 has not been adjusted to reflect the impact of the change in accounting for discontinued operations disclosed in the interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013. The information presented for both 2012 and the six-month period ended June 30, 2013 has been adjusted to reflect this change in accounting for discontinued operations.
(3)	Effective January 1, 2013, Barrick adopted certain new accounting standards as issued by the International Accounting Standards Board. The ratios of earnings to fixed charges for 2012 and the six-month period ended June 30, 2013 have been adjusted as if such new accounting standards were adopted on the first day of the applicable period.

EARNINGS COVERAGE

Barrick’s pro forma earnings coverage information for the 12 months ended December 31, 2012 and the 12 months ended June 30, 2013, is included below in accordance with Canadian disclosure requirements. The coverages provided below are calculated to reflect the offering of New Notes under this prospectus in exchange for the Initial Notes as discussed under “Use of Proceeds,” and also include required adjustments for all issuances and repayments of long-term debt since December 31, 2012, and servicing costs incurred in relation thereto. Specifically, our pro forma earnings coverage calculations for the 12 months ended December 31, 2012, have been adjusted for the effect of this offering of New Notes in exchange for the Initial Notes, the repayment of certain debt and the retirement and cancellation of the Initial Notes, as if such offering, issuance, repayment, retirement and cancellation had occurred on the first day of the applicable period. Our pro forma earnings coverage calculations for the 12 months ended June 30, 2013 have been similarly adjusted. Effective January 1, 2013, Barrick adopted certain new accounting standards as issued by the International Accounting Standards Board. The pro forma earnings coverage calculations for the 12 months ended December 31, 2012 and the 12 months ended June 30, 2013 have been adjusted as if such new accounting standards were adopted on the first day of the applicable period.

Barrick designated certain operations as discontinued operations in its interim unaudited consolidated financial statements for the three- and six-month periods ended June 30, 2013. The pro forma earnings coverage information for the 12 months ended December 31, 2012 and the 12 months ended June 30, 2013 provided below includes the impact of those operations designated as discontinued operations in accordance with Canadian disclosure requirements, while the unaudited ratio of earnings to fixed charges for the corresponding periods set forth in “Consolidated Ratio of Earnings to Fixed Charges” above excludes that impact in accordance with SEC disclosure requirements.

Our pro forma interest requirements on our consolidated long-term debt would have been $831 million for the 12 months ended December 31, 2012 (including amounts capitalized during the period). Our pro forma loss before interest expense and income taxes for the 12 months ended December 31, 2012 was $(715) million, which is (0.7) times our pro forma interest requirements for this period. In order to achieve an earnings coverage ratio of one-to-one for the 12 months ended December 31, 2012, Barrick would have required earnings before interest expense and income taxes of $679 million.

Our pro forma interest requirements on our consolidated long-term debt would have been $816 million for the 12 months ended June 30, 2013 (including amounts capitalized during the period). Our pro forma loss before interest expense and income taxes for the 12 months ended June 30, 2013 was $(10,871) million, which is (12.9) times our pro forma interest requirements for this period. In order to achieve an earnings coverage ratio of one-to-one for the 12 months ended June 30, 2013, Barrick would have required earnings before interest expense and income taxes of $493 million.

DESCRIPTION OF THE NOTES AND GUARANTEES

The following description of the particular terms of the New Notes and Guarantees does not purport to be complete and is qualified in its entirety by reference to all the provisions of the New Notes and the Indenture (as defined below), including the definition of certain terms contained therein. In this section, the term “Barrick” refers only to Barrick Gold Corporation without any of its subsidiaries and the term “BNAF” refers only to Barrick North America Finance LLC without any of its subsidiaries. In this section, the term “Issuer” refers, as applicable, to Barrick, as issuer of the New 2018 Notes and the New 2023 Notes, and BNAF, as issuer of the New 2043 Notes. In this “Description of the Notes and Guarantees,” the term “BNAF Notes” means the New 2043 Notes.

Each of the Initial 2018 Notes, the Initial 2023 Notes and the Initial 2043 Notes was a separate series of debt securities issued, and the New 2018 Notes, the New 2023 Notes and the New 2043 Notes will each be a separate series of debt securities to be issued, under an indenture (the “Indenture”) among Barrick, BNAF, Wilmington Trust Company, as trustee (the “Trustee”), and Citibank, N.A., as indenture agent, dated as of June 1, 2011.

The following summary highlights some of the provisions of the Indenture, and may not contain all the information that is important to you. The Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The Initial 2018 Notes were initially issued in an aggregate principal amount of $650,000,000. The New 2018 Notes will be unsecured, unsubordinated obligations of Barrick and will mature on May 1, 2018. The New 2018 Notes will bear interest at the rate of 2.500% per annum from and including May 2, 2013 or from and including the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013, to the persons in whose names the New 2018 Notes are registered at the close of business on the preceding April 15 or October 15, as the case may be.

The Initial 2023 Notes were initially issued in an aggregate principal amount of $1,500,000,000. The New 2023 Notes will be unsecured, unsubordinated obligations of Barrick and will mature on May 1, 2023. The New 2023 Notes will bear interest at the rate of 4.100% per annum from and including May 2, 2013 or from and including the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013, to the persons in whose names the New 2023 Notes are registered at the close of business on the preceding April 15 or October 15, as the case may be.

The Initial 2043 Notes were initially issued in an aggregate principal amount of $850,000,000. The New 2043 Notes will be unsecured, unsubordinated obligations of BNAF and will mature on May 1, 2043. The New 2043 Notes will be unconditionally and irrevocably guaranteed by Barrick, which Guarantees will be an unsecured, unsubordinated obligation of Barrick. The New 2043 Notes will bear interest at the rate of 5.750% per annum from and including May 2, 2013 or from and including the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013, to the persons in whose names the New 2043 Notes are registered at the close of business on the preceding April 15 or October 15, as the case may be.

Payment of the principal of, premium, if any, and interest on, the New Notes will be made in U.S. dollars. The New Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the “Depositary”), and secondary market trading activity in the New Notes will therefore be required by the Depositary to settle in immediately available funds. The Depositary is the financial institution that acts as the sole direct holder of the Global Securities (as defined below). Any person wishing to own New Notes issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal of, premium, if any, and interest on, the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at the office or agency of the applicable Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, which initially shall be the office of the Indenture Agent at 111 Wall Street, 15th Floor Window, New York, New York 10005.

If an interest payment date or the maturity date of a particular series of New Notes falls on a day that is not a Business Day (as defined below), the related payment of principal and interest will be postponed to the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be. As used in this “Description of the Notes and Guarantees,” the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

The New Notes will not be entitled to the benefit of a sinking fund and will not be subject to repurchase by the applicable Issuer at the option of the holders thereof prior to maturity except as described below under “—Change of Control Repurchase Event.”

The New Notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As described below under “—Global Securities and Book-Entry System,” the New Notes will be issued in book-entry form and will be evidenced by one or more Global Securities. Subject to the terms of the Indenture, no service charge will be made for any registration of transfer or exchange or redemption of the New Notes, except for certain taxes or other governmental charges that may be imposed with any registration of transfer or exchange. The Issuers have appointed the Indenture Agent as security registrar.

Each of Barrick and BNAF may issue debt securities and incur additional indebtedness other than through the offering of debt securities under the Indenture.

The term “Securities” as used in this “Description of the Notes and Guarantees” refers to all securities (other than Guarantees) issued under the Indenture, including the Notes, and the term “Guarantees” as used in this “Description of the Notes and Guarantees” refers to any guarantees by Barrick of such Securities, including the Guarantees of the BNAF Notes. The Guarantees of the BNAF Notes will guarantee the payment of the principal of, premium, if any, and interest on, the BNAF Notes and any Additional Amounts payable with respect to the BNAF Notes when they become due and payable, whether at the stated maturity thereof, by declaration of acceleration or otherwise.

Reopening of the New Notes

Each Issuer may, from time to time, without notice to, or the consent of, the holders of the New Notes of any series that it has issued, create and issue additional New Notes of such series under the Indenture equal in rank to the New Notes of such series in all respects (or in all respects except for the issue price, the payment of interest accruing prior to the issue date of the additional New Notes of such series and/or the first payment of interest following the issue date of the additional New Notes of such series) so that the additional New Notes of such series may be consolidated with and form a single series with, and have the same terms as to status, redemption and otherwise as, the New Notes of such series.

Optional Redemption

Each Issuer may redeem the New Notes of any series issued by it, in whole or from time to time in part, on any date (each, a “redemption date”) at a redemption price (calculated by the applicable Issuer) equal to the greater of

(1)	100% of the principal amount of the New Notes of the series to be redeemed; and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes of the series to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points for the New 2018 Notes, 37.5 basis points for the New 2023 Notes and 45 basis points for the New 2043 Notes;

plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the New Notes of the series being redeemed to, but not including, such redemption date. Notwithstanding the foregoing, installments of interest on New Notes being redeemed that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of such New Notes registered as such at the close of business on the relevant record dates according to their terms and the provisions of the Indenture.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means, with respect to any redemption date for the New Notes of a series to be redeemed, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes of the series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes of the series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the New Notes of a series to be redeemed, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the applicable Issuer obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations or (c) if the applicable Issuer obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.

“Final Maturity Date” means May 1, 2018, in the case of the New 2018 Notes, May 1, 2023, in the case of the New 2023 Notes and May 1, 2043, in the case of the New 2043 Notes.

“Independent Investment Banker” means, with respect to any redemption date for the New Notes of a series to be redeemed, the Reference Treasury Dealer appointed by the applicable Issuer.

“Reference Treasury Dealer” means, with respect to any redemption date for the New Notes of a series to be redeemed, each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC and their respective successors or, in each case, one of their respective affiliates which is a Primary Treasury Dealer (as defined below); provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the applicable Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the New Notes of a series to be redeemed, the average, as determined by the applicable Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the applicable Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the New Notes of a series to be redeemed,

(1)

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.I5 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the New Notes of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the New Notes to be redeemed at such holder’s registered address. If less than all the New Notes of a series to be redeemed are to be redeemed at the option of the applicable Issuer, DTCC (as defined below) will select the New Notes of such series (or portions thereof) to be redeemed, in the case of Global Securities, and the Indenture Agent will select the New Notes to be redeemed pro rata, by lot or in such manner as it deems fair and appropriate, in the case of New Notes in definitive form.

Unless the applicable Issuer defaults in payment of the redemption price of a series of New Notes issued by it, on and after the redemption date, interest will cease to accrue on the New Notes of such series or any portion thereof called for redemption on such redemption date.

Each Issuer will have the right to purchase New Notes of any series issued by it in the market, by private contract or by tender at any time at any price.

Change of Control Repurchase Event

If a change of control repurchase event occurs in respect of a particular series of the New Notes, unless the Issuer of such series of New Notes has exercised its right to redeem such series of New Notes as described above under “—Optional Redemption” or below under “—Tax Redemption,” the Issuer of such series of New Notes will be required to make an offer to each holder of New Notes of such series to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s New Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the New Notes repurchased plus any accrued and unpaid interest on the New Notes repurchased to, but not including, the Repurchase Date (as defined below). Within 30 days following any change of control repurchase event or, at the applicable Issuer’s option, prior to any change of control, but after the public announcement of the proposed change of control, the applicable Issuer will mail a notice to each holder of New Notes of such series, with a copy to the Trustee and the Indenture Agent, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase New Notes of the applicable series on the date specified in the notice (the “Repurchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the Repurchase Date. Holders of New Notes electing to have their New Notes purchased pursuant to a change of control repurchase event offer will be required to surrender their New Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the New Note completed, to the paying agent at the address specified in the notice, or transfer their New Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Repurchase Date. The applicable Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the New Notes, the applicable Issuer will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the New Notes by virtue of such conflict.

On the Repurchase Date following a change of control repurchase event, the applicable Issuer will, to the extent lawful:

(1)	accept for payment all New Notes or portions of the New Notes properly tendered pursuant to such Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the New Notes or portions of the New Notes properly tendered pursuant to such Issuer’s offer; and

(3)	deliver or cause to be delivered to the Indenture Agent the New Notes properly accepted pursuant to such Issuer’s offer, together with an officers’ certificate stating the aggregate principal amount of New Notes being purchased by such Issuer.

The Indenture Agent will promptly mail to each holder of New Notes properly tendered the purchase price for such New Notes (or make payment through the Depositary), and the Indenture Agent will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a replacement New Note of the applicable series equal in principal amount to any unpurchased portion of any New Notes of such series surrendered; provided that each replacement New Note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

An Issuer will not be required to make an offer to repurchase New Notes of a series issued by it upon a change of control repurchase event with respect to such series of New Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by such Issuer, and such third party purchases all New Notes of such series properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Barrick and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Barrick or one of its subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger, amalgamation, plan of arrangement or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of Barrick) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Barrick’s voting stock or other voting stock into which Barrick’s voting stock is reclassified, consolidated, exchanged or changed as measured by voting power rather than number of shares;

(3)	Barrick consolidates with, or merges or amalgamates with or into, or enters into a plan of arrangement with, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, Barrick, in any such event pursuant to a transaction in which any of the outstanding voting stock of Barrick or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Barrick outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of Barrick cease to be continuing directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of Barrick.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Barrick becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Barrick’s voting stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of Barrick’s and its subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require an Issuer to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Barrick’s and its subsidiaries’ assets taken as a whole to another person may be uncertain.

“change of control repurchase event” means the applicable series of New Notes ceases to be rated investment grade by each of the rating agencies on any date during the 60-day period (which period shall be extended so long as the rating of the applicable series of New Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) (the “trigger period”) after the earlier of (1) the occurrence of a change of control, and (2) public notice of the intention by Barrick to effect a change of control. Notwithstanding the foregoing, a change of control repurchase event will be deemed not to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated. Neither the Trustee nor the Indenture Agent shall have any obligation to monitor the rating of the New Notes during this period or otherwise.

“continuing director” means, as of any date of determination, any member of the board of directors of Barrick who:

(1)	was a member of such board of directors on the date of the closing of the offering of the Initial Notes; or

(2)	was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Barrick’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Barrick as a replacement rating agency or replacement rating agencies.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“rating agency” means each of Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of Barrick’s control, Barrick may select (as certified by a resolution of Barrick’s board of directors) a “nationally recognized statistical rating organization” as such term is used in Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the New Notes may in certain circumstances make more difficult or discourage a sale or takeover of Barrick and, thus, the removal of incumbent management. Subject to the limitations discussed below, Barrick could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the New Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Barrick’s capital structure or credit ratings on the New Notes. Restrictions on Barrick’s ability to incur liens are contained in the covenant as described under “—Certain Covenants—Limitation on Liens.”

Barrick and/or BNAF may not have sufficient funds to repurchase all of the New Notes upon a change of control repurchase event.

Certain Covenants

Limitation on Liens

Barrick will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien (except for Permitted Liens) on any Principal Assets securing payment of Indebtedness of Barrick or any of its Subsidiaries unless the Securities (together with, at Barrick’s option, any other obligations that are not subordinate in right of payment to the Securities) are secured equally and ratably with (or prior to) any and all obligations secured or to be secured by any such Lien and for so long as such obligations are so secured. For greater certainty, the following do not constitute Liens securing payment of Indebtedness:

•

all rights reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit held by Barrick or any Restricted Subsidiary, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof or to distrain against or to obtain a charge on any property or assets of Barrick or any Restricted Subsidiary in the event of failure to make any such annual or other periodic payment;

•

any Lien upon any Principal Asset in favor of any party to a joint development or operating agreement or any similar person paying all or part of the expenses of developing or conducting operations for the recovery, storage, treatment, transportation or sale of the mineral resources of the Principal Asset (or property or assets with which it is united) that secures the payment to such person of Barrick’s or any Restricted Subsidiary’s proportionate part of such development or operating expenses;

•

any acquisition by Barrick or by any Restricted Subsidiary of any Principal Asset subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in precious metals or any other mineral or timber in place or the proceeds thereof; and

•

any conveyance or assignment whereby Barrick or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in precious metals or any other mineral or timber in place or the proceeds thereof.

This covenant applies to Barrick and its Restricted Subsidiaries, which term does not include Subsidiaries of Barrick that maintain a substantial portion of their fixed assets outside Canada or the United States.

Consolidation, Amalgamation and Merger

Neither Barrick nor BNAF may consolidate or amalgamate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any other Person unless:

•

in a transaction in which Barrick or BNAF, as applicable, does not survive or continue in existence or in which Barrick or BNAF, as applicable, transfers or leases its properties and assets substantially as an entirety to any other Person, the successor entity is a corporation, partnership or trust organized under the laws of (i) Canada or any province or territory of Canada, (ii) the United States, any state thereof or the District of Columbia or (iii) if such transaction would not impair (as determined by the Board of Directors of Barrick by resolution) the rights of the holders of the applicable series of New Notes or the related Guarantees, if any, of any other country;

•

the surviving entity shall expressly assume by a supplemental indenture the obligations of Barrick or BNAF, as applicable, in respect of the applicable series of New Notes, and Barrick, if applicable, in respect of the Guarantees and the performance and observance of every covenant of the Indenture to be performed or observed by Barrick or BNAF, as the case may be;

•

immediately before and after giving effect to any such transaction, no Event of Default or event that after notice or passage of time or both would be an Event of Default shall have occurred and be continuing; and

•

if, as a result of any such transaction, any Principal Assets would become subject to a Lien, then, unless such Lien could be created pursuant to the Indenture provisions described under “—Limitation on Liens” above without equally securing the Securities, Barrick and BNAF, prior to or simultaneously with such transaction, shall have caused the Securities to be secured equally with or prior to the indebtedness secured by such Lien.

In a transaction in which Barrick or BNAF, as applicable, does not survive or continue in existence or in which Barrick or BNAF, as applicable, conveys, transfers or leases its properties and assets substantially as an entirety to any other Person, if the successor entity is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, the surviving entity shall, pursuant to the supplemental indenture referred to in the preceding paragraph, expressly become obligated (i) to pay Additional Amounts with respect to the applicable series of New Notes and/or the Guarantees, as applicable, in the manner set forth under “—Payment of Additional Amounts” below, adding the name of such successor jurisdiction (if other than Canada) in each place that Canada appears in “—Payment of Additional Amounts” below and adding references to the provinces, territories, states or other applicable political subdivisions of such successor jurisdiction (if other than Canada) in addition to references to the provinces and territories of Canada appearing in “—Payment of Additional Amounts” below, and (ii) to provide an opinion of counsel in such successor jurisdiction or a ruling from the applicable taxing authority in such successor jurisdiction in connection with any defeasance of such series of New Notes, adding the name of such successor jurisdiction (if other than Canada) in each place that Canada appears in the second bullet of the second paragraph in “Defeasance” below and adding references to the federal, provincial, territorial and state taxes of such successor jurisdiction (if other than Canada) in each place that references to Canadian federal and provincial taxes appear in the second bullet of the second paragraph in “Defeasance” below.

Certain Definitions Applicable to Covenants

“Consolidated Net Tangible Assets” means, at a particular date, the aggregate amount of assets (less applicable reserves and other properly deductible items) shown on the most recent consolidated financial statements of Barrick filed with or furnished to the Commission by Barrick (or, in the event that Barrick is not required by law or pursuant to the Indenture to file reports with the Commission, as set forth on the most recent consolidated financial statements provided to the Trustee) less (a) all current liabilities (excluding any portion constituting

Funded Debt); (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (excluding from intangibles, for greater certainty, mineral rights, interests in mineral properties, deferred mining, acquisition, exploration and stripping costs and deferred charges relating to hedging agreements); and (c) appropriate adjustments on account of minority interests of other persons holding shares of any of the Subsidiaries, all as set forth on the most recent balance sheet of Barrick and its consolidated Subsidiaries filed with or furnished to the Commission by Barrick (or, in the event that Barrick is not required by law or pursuant to the Indenture to file reports with the Commission, as set forth on the most recent consolidated financial statements provided to the Trustee) (but in any event, as of a date within 150 days of the date of determination) and computed in accordance with the accounting principles used in Barrick’s annual financial statements contained in Barrick’s annual report delivered to its shareholders in respect of the fiscal year immediately prior to the date of such computation, which, on the date of this prospectus, were IFRS; provided that in no event shall any amount be deducted in respect of unrealized mark-to-market adjustments (whether positive or negative and whether or not reflected in Barrick’s consolidated financial statements) relating to hedging and other financial risk management activities of Barrick or any of its Subsidiaries (including, without limitation, commodity, interest rate and foreign exchange trading and sales agreements).

“Financial Instrument Obligations” means obligations arising under:

•

interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

•

currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

•

commodity swap, hedging or sales agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“Funded Debt” as applied to any Person, means all indebtedness of such Person maturing after, or renewable or extendable at the option of such Person beyond, 12 months from the date of determination.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means obligations for money borrowed whether or not evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind created, incurred or assumed in order to secure payment of Indebtedness.

“Non-Recourse Debt” means Indebtedness to finance the creation, development, construction or acquisition of properties or assets and any increases in or extensions, renewals or refinancings of such Indebtedness, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other Person acting on behalf of such entity) in respect of such Indebtedness is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred, to the capital stock and debt securities of the Subsidiary that acquires or owns such properties or assets and to the receivables, inventory, equipment, chattels, contracts, intangibles and other assets, rights or collateral connected with the properties or assets created, developed, constructed or acquired and to which such lender has recourse.

“North American Subsidiary” means any Subsidiary that maintains a substantial portion of its fixed assets within Canada or the United States.

“Permitted Liens” means:

•	Liens existing on the date of the Indenture, or arising thereafter pursuant to contractual commitments entered into prior to such date;

•	Liens securing the Securities;

•

Liens incidental to the conduct of the business of Barrick or any Restricted Subsidiary or the ownership of their assets that, in the aggregate, do not materially impair the operation of the business of Barrick and its Subsidiaries taken as a whole, including, without limitation, any such Liens created pursuant to joint development agreements and leases, subleases, royalties or other similar rights granted to or reserved by others;

•	Purchase Money Mortgages;

•

any Lien on any Principal Asset existing at the time Barrick or any Restricted Subsidiary acquires the Principal Asset (or any business entity then owning the Principal Asset) whether or not assumed by Barrick or such Restricted Subsidiary and whether or not such Lien was given to secure the payment of the purchase price of the Principal Asset (or any entity then owning the Principal Asset), provided that no such Lien shall extend to any other Principal Asset;

•	any Lien to secure Indebtedness owing to Barrick or to another Subsidiary;

•

Liens on the assets of a corporation existing at the time the corporation is liquidated or merged into, or amalgamated or consolidated with, Barrick or any Restricted Subsidiary or at the time of the sale, lease or other disposition to Barrick or any Restricted Subsidiary of the properties of such corporation as, or substantially as, an entirety;

•

any attachment or judgment Lien, provided that (i) the execution or enforcement of the judgment it secures is effectively stayed and the judgment is being contested in good faith, (ii) the judgment it secures is discharged within 60 days after the later of the entering of such judgment or the expiration of any applicable stay, or (iii) the payment of the judgment secured is covered in full (subject to a customary deductible) by insurance;

•	any Lien in connection with Indebtedness which by its terms is Non-Recourse Debt;

•	any Lien for taxes, assessments or governmental charges or levies (a) that are not yet due and delinquent or (b) the validity of which is being contested in good faith;

•	any Lien of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Liens, or deposits to obtain the release of these Liens;

•

any Lien (a) to secure public or statutory obligations (including reclamation and closure bonds and similar obligations), (b) to secure payment of workmen’s compensation, employment insurance or other forms of governmental insurance or benefits, (c) to secure performance in connection with tenders, leases of real property, environmental, land use or other governmental or regulatory permits, bids or contracts or (d) to secure (or in lieu of) surety or appeal bonds, and Liens made in the ordinary course of business for similar purposes;

•	any Lien granted in the ordinary course of business in connection with Financial Instrument Obligations;

•

any Lien created for the sole purpose of renewing or refunding any of the Liens described in the list above, provided that the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such renewal or refunding, and that such renewal or refunding Lien shall be limited to all or any part of the same property that secured the Lien renewed or refunded; and

•

any Lien not otherwise permitted under the list above, provided that the aggregate principal amount of Indebtedness secured by all such Liens would not then exceed 10% of Consolidated Net Tangible Assets.

“Person” means an individual, partnership, corporation, business trust, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Principal Asset” means (i) any real property interest (all such interests forming an integral part of a single development or operation being considered as one interest), including any mining claims and leases, and any plants, buildings or other improvements thereon, and any part thereof, located in Canada or the United States that is held by Barrick or any Restricted Subsidiary and has a net book value, on the date as of which the determination is being made, exceeding 5% of Consolidated Net Tangible Assets (other than any such interest that the Board of Directors of Barrick determines by resolution is not material to the business of Barrick and its Subsidiaries taken as a whole) or (ii) any of the capital stock or debt securities issued by any Restricted Subsidiary.

“Purchase Money Mortgage” means any Lien on any Principal Asset (or the capital stock or debt securities of any Restricted Subsidiary that acquires or owns any Principal Asset) incurred in connection with the acquisition of that Principal Asset or the construction or repair of any fixed improvements on that Principal Asset (or in connection with financing the costs of acquisition of that Principal Asset or the construction or repair of improvements on that Principal Asset), provided that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original cost to Barrick or any Restricted Subsidiary of the Principal Asset or such construction or repairs.

“Restricted Subsidiary” means any North American Subsidiary that owns or leases a Principal Asset referred to in clause (i) of the definition of “Principal Asset” or is engaged primarily in the business of owning or holding capital stock of one or more Restricted Subsidiaries. “Restricted Subsidiary,” however, does not include (1) any Subsidiary whose primary business consists of (A) financing operations in connection with leasing and conditional sale transactions on behalf of Barrick and its Subsidiaries, (B) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (C) being a finance company or (2) any Subsidiary that the Board of Directors of Barrick has determined by resolution does not maintain a substantial portion of its fixed assets within Canada or the United States.

“Subsidiary” means (i) a corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by Barrick or by one or more Subsidiaries of Barrick and the votes carried by such Voting Stock are sufficient, if exercised, to elect a majority of the board of directors of the corporation or (ii) any other Person (other than a corporation) in which at the time of determination Barrick or one or more Subsidiaries of Barrick, directly or indirectly, has or have at least a majority ownership and power to direct the policies, management and affairs of the Person.

“Voting Stock” means securities or other ownership interests of a corporation, partnership or other entity having by the terms thereof ordinary voting power to vote in the election of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).

Payment of Additional Amounts

All payments made by or on behalf of Barrick under or with respect to the New Notes issued by it or any Guarantees with respect to the BNAF Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian Taxes”), unless Barrick is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If Barrick is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to any New Notes issued by it or any Guarantees with respect to the BNAF Notes, Barrick will pay to each holder of such New Notes such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted, except as described below. However, no Additional Amounts will be payable with respect to a payment made to a holder of New Notes (such holder, an “Excluded Holder”) in respect of the beneficial owner thereof:

•	with which Barrick does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•

which is subject to such Canadian Taxes by reason of the holder of New Notes being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the New Notes or the receipt of payments thereunder;

•

which is subject to such Canadian Taxes by reason of the holder of the New Notes’ failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes (provided that Barrick advises the Trustee, the Indenture Agent and the holders of the New Notes then outstanding of any change in such requirements); or

•

which is a fiduciary or partnership or Person other than the sole beneficial owner of such payment to the extent that the Canadian Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such New Notes.

Barrick will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

Barrick will furnish to the holders of the affected series of New Notes, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by such person, or if no tax receipt is issued by the relevant taxing authority, other documents informing the holders of such New Notes that such payment has been made.

Barrick will indemnify and hold harmless the Trustee, the Indenture Agent, the Exchange Agent and each holder of the affected series of New Notes (other than an Excluded Holder) from and against, and upon written request reimburse each such holder for the amount (excluding any Additional Amounts that have previously been paid by the Issuer with respect thereto) of:

•	any Canadian Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the affected series of New Notes or related Guarantees, if applicable;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

In any event, no Additional Amounts or indemnity amounts will be payable on account of any Canadian Taxes under the provisions described above in respect of any New Note in excess of the Additional Amounts and the indemnity amounts that would be required if, at all relevant times, the holder of such New Note were a resident of the United States and a qualifying person and/or a financial institution for purposes of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts and indemnity amounts discussed in the preceding sentence, the Additional Amounts or indemnity amounts received by certain holders of New Notes will be less than the amount of Canadian Taxes withheld or deducted or the amount of Canadian Taxes (and related amounts) levied or imposed giving rise to the obligation to pay the indemnity amounts, as the case may be, and, accordingly, the net amount received by such holders of New Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian Taxes or had such Canadian Taxes (and related amounts) not been levied or imposed.

Wherever in the Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest, if any, or any other amount payable under or with respect to a Security or a Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Each Issuer may redeem the New Notes of any series issued by it at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption (provided that instalments of interest on such New Notes that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of such New Notes registered as such at the close of business on the relevant record dates according to their terms and the provisions of the Indenture), upon the giving of a notice as described below, if:

•

as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the applicable Issuer (if outside the United States) and, if the New Notes of such series are guaranteed by Barrick, the jurisdiction of organization of the successor to Barrick (if outside the United States)) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after April 29, 2013, and which in a written opinion to the applicable Issuer of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in such Issuer (or, if the New Notes of such series are guaranteed by Barrick, Barrick (or its successor)) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any New Note of such series or any related Guarantees as described under “—Payment of Additional Amounts”; or

•

on or after April 29, 2013, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the applicable Issuer (if outside the United States) or, if the New

Notes of such series are guaranteed by Barrick, the jurisdiction of organization of the successor to Barrick (if outside the United States)) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the applicable Issuer (or, if the New Notes of such series are guaranteed by Barrick, Barrick (or its successor)), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the applicable Issuer of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in such Issuer or, if the New Notes of such series are guaranteed by Barrick, Barrick (or its successor)), becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any New Note of such series or any related Guarantees;

and, in any such case, the applicable Issuer, or, if the New Notes of such series are guaranteed by Barrick, Barrick (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event that an Issuer elects to redeem the New Notes of any series issued by it pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustee and the Indenture Agent a certificate, signed by an authorized officer, stating that it is entitled to redeem such New Notes pursuant to their terms.

Notice of intention to redeem such New Notes will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Events of Default

The term “Event of Default” with respect to New Notes of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any New Note of such series at its maturity;

(b)	default in the payment of any interest on any New Note of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the New Notes of any such series;

(d)	default in the performance, or breach, of any other covenant or agreement of the applicable Issuer (and, if the New Notes of such series are guaranteed by Barrick, Barrick) in the Indenture in respect of the New Notes of such series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to the applicable Issuer by the Trustee or the holders of at least 25% in principal amount of all outstanding Securities affected thereby;

(e)	failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity (which acceleration is not rescinded or annulled within 10 days) of, Indebtedness of the applicable Issuer (or, if the New Notes of such series are guaranteed by Barrick, Barrick) having an aggregate principal amount outstanding in excess of the greater of (i) $150,000,000 and (ii) 5% of Consolidated Net Tangible Assets; or

(f)	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to New Notes of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding New Notes of such series may require the principal amount (or, if the New Notes of such series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of such series) of all the outstanding New Notes of such series and any accrued but unpaid interest on such New Notes be paid immediately. If an Event of Default described in clause (d) above occurs and is continuing with respect to New Notes of one or more series, then the Trustee (acting at the direction of not less than 25% in principal amount of the outstanding Securities of all outstanding series affected thereby (as one class)) or the holders of not less than 25% in principal amount of the outstanding Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Securities of such affected series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Securities of such affected series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (e) or (f) above occurs and is continuing, then the Trustee (acting at the direction of not less than 25% in principal amount of all outstanding Securities (as one class)) or the holders of not less than 25% in principal amount of all outstanding Securities (as a class) may require the principal amount (or, if the Securities of any series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of such series) of all the outstanding Securities and any accrued but unpaid interest on such Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Securities of one or more series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Securities of such one or more series (as a single class), by written notice to the applicable Issuer (or Issuers, as the case may be) and the Trustee, may, under certain circumstances, rescind and annul such acceleration.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee indemnity satisfactory to the Trustee. If the holders provide such indemnity, the holders of a majority in principal amount of the outstanding Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of all series affected by such Event of Default.

No holder of a Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series;

•

the holders of at least 25% in principal amount of the outstanding Securities of all series affected by such Event of Default have made written request and have offered indemnity satisfactory to the Trustee to institute such proceedings as trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

Each Issuer will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

As used herein, the term “defeasance” means the discharge from some or all of the obligations of an Issuer under the Indenture with respect to a series of New Notes (and Barrick, with respect to any related Guarantees). If an Issuer deposits with the Indenture Agent sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the New Notes of a series issued by it, then at its option:

•

such Issuer (and, if such New Notes are guaranteed by Barrick, Barrick) will be discharged from its obligations with respect to the New Notes of such series with certain exceptions, such as the obligation to pay Additional Amounts, and the holders of the New Notes of such series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of New Notes of such series and replacement of lost, stolen or mutilated New Notes of such series and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•

such Issuer (and, if such New Notes are guaranteed by Barrick, Barrick) will no longer be under any obligation to comply with the “Limitation on Liens” covenant, the “Consolidation, Amalgamation and Merger” covenant and certain other covenants under the Indenture, and certain Events of Default will no longer apply to it.

To exercise defeasance, the applicable Issuer also must deliver to the Trustee and the Indenture Agent:

•

an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the New Notes of the affected series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the New Notes of the affected series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the New Notes of the affected series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	an opinion of U.S. counsel to the effect that all conditions precedent to such defeasance have been satisfied.

In addition, no Event of Default with respect to the New Notes of the affected series can have occurred and the applicable Issuer cannot be an “insolvent person” under the relevant legislation applicable to it. In order for U.S. counsel to deliver the opinion that would allow an Issuer (and, if such New Notes are guaranteed by Barrick, Barrick) to be discharged from all of its obligations under the New Notes, such Issuer must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law, so that the deposit and defeasance would not cause holders of the New Notes of the affected series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Indenture may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of all series affected by such modification or amendment (as a single class); provided, however, that the Issuers must receive consent from the holder of each outstanding Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Security;

•	reduce the principal amount of, or interest on, such outstanding Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding original issue discount security;

•	change the place or currency of payments on such outstanding Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such outstanding Security;

•

reduce the percentage in principal amount of outstanding Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Securities of any series may waive compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Security or in respect of any item listed above.

The Indenture or the Securities may be amended or supplemented, without the consent of any holder of such Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Securities.

Consent to Jurisdiction and Service

Under the Indenture, Barrick has irrevocably appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture, the New 2018 Notes, the New 2023 Notes and the Guarantees of the BNAF Notes and for actions brought under federal or state securities laws in any federal or state court located in The City of New York, and has submitted to such non-exclusive jurisdiction.

Governing Law

The Indenture is, and the New Notes and the related Guarantees will be, governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since many of Barrick’s assets are outside the United States, any judgment obtained in the United States against Barrick, including judgments with respect to payments under the New Notes and the Guarantees, may not be collectible within the United States.

Barrick has been informed by its Canadian counsel, Davies Ward Phillips & Vineberg LLP, that a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give a judgment in Canadian dollars at an exchange rate determined in accordance with the Courts of Justice Act (Ontario) based upon a final and conclusive in personam judgment of a U.S. federal or New York state court located in the City of New York (“New York Court”) for a sum certain obtained against Barrick with respect to a claim pursuant to the Indenture, the New Notes or the Guarantees without reconsideration of the merits, if:

•

the New York Court rendering such judgment had jurisdiction over Barrick, as recognized by the courts of the Province of Ontario for purposes of enforcement of foreign judgments (and submission by Barrick in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for the purpose);

•

such judgment was: (a) not obtained by fraud or in any manner contrary to the principles of natural justice; (b) not for a claim based on any laws of the United States or the State of New York or any other jurisdiction other than the Province of Ontario which an Ontario Court would characterize under the laws of the Province of Ontario as revenue, expropriatory, penal or other public laws;

(c) not contrary to public policy, as such term is interpreted under the laws of the Province of Ontario or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to therein; and (d) subsisting and unsatisfied and not impeachable as void or voidable under New York law;

•	an action to enforce the judgment is commenced in the Ontario Court within any applicable limitation period;

and provided that:

•

such Ontario Court has discretion to stay or decline to hear an action on such judgment if the judgment is under appeal, or there is another subsisting judgment in Ontario, New York or any other jurisdiction relating to the same cause of action as such judgment;

•	an action in Ontario on such judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally; and

•	no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by an Ontario Court.

Barrick has been advised by its Canadian counsel that there may be some doubt as to the enforceability in Canada, against Barrick or against any of its directors, officers and experts who are not residents of the United States, by a court in original actions or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

Entire Agreement

The Indenture, the New Notes and the related Guarantees will constitute the entire agreement between Barrick, BNAF, the Trustee, the Indenture Agent and holders of New Notes pertaining to the New Notes. No implied covenant, agreement, representation or warranty will be read into the Indenture against Barrick or BNAF, including any covenant, agreement, representation or warranty pertaining to the protection of the reasonable expectations of holders of New Notes. For purposes of any rights or remedies under the Business Corporations Act (Ontario) that holders of New Notes or the Trustee may assert or employ, any act or omission by Barrick or BNAF that does not constitute a default in the performance, or breach, of its respective covenants and agreements in the Indenture will be deemed conclusively to be fair and reasonable insofar as the interests of holders of New Notes are concerned and in accordance with the reasonable expectations of holders of New Notes pertaining to the New Notes. For greater certainty, representations, warranties and statements made by Barrick or BNAF or on their behalf (whether orally or in writing and whether in connection with the issue of the New Notes or thereafter) will not give rise to, or form the basis of, any reasonable expectations of holders of New Notes pertaining to the New Notes for purposes of any rights or remedies under the Business Corporations Act (Ontario) that holders of New Notes, the Indenture Agent or the Trustee may assert or employ. Neither the Indenture, the New Notes nor the Guarantees of BNAF Notes may be supplemented, amended or modified, directly or indirectly, except by one or more supplemental indentures entered into pursuant to the applicable provisions of the Indenture.

The above provisions are intended to preclude holders of New Notes from making assertions that any of Barrick or BNAF has obligations to them which extend beyond the covenants and agreements of Barrick and BNAF in the Indenture, or that an act or omission on the part of Barrick or BNAF which does not constitute a default in the performance, or breach, of its respective covenants and agreements in the Indenture, is nevertheless inconsistent with their reasonable expectations or otherwise unfair or unreasonable insofar as holders’ interests are concerned.

The Trustee and Indenture Agent

The Trustee under the Indenture is Wilmington Trust Company. Barrick has agreed to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Citibank, N.A. is the Indenture Agent under the Indenture. The Indenture Agent is acting as registrar, authentication agent and paying agent under the Indenture.

Delivery of reports, information and documents to the Trustee and the Indenture Agent is for informational purposes only and their respective receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including any Issuer’s, the Guarantor’s or any other Person’s compliance with any of its covenants under the Indenture or the New Notes (as to which the Trustee and the Indenture Agent are entitled to rely exclusively on officer’s certificates). Neither the Trustee nor the Indenture Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, any Issuer’s, the Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Indenture.

The Indenture Agent, or its affiliates, is also acting as a lender under certain indebtedness of Barrick and its affiliates. The Indenture Agent, or its affiliates, also provides other banking services in the ordinary course of business to Barrick and its affiliates.

Global Securities and Book-Entry System

The New Notes will be represented by one or more certificates in registered global form without interest coupons (the “Global Securities”) and will be deposited with the Indenture Agent as custodian for the Depositary and registered in the name of the Depositary or its nominee.

Except as described below under “—Special Situations When a Global Security Will be Terminated,” owners of beneficial interests in the New Notes will not be entitled to receive New Notes in definitive form and will not be considered holders of New Notes under the Indenture.

The Depositary

The Depositary has advised the Issuers as follows:

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds and provides asset servicing for securities that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary’s Rules applicable to its participants are on file with the Commission.

Purchases of New Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such New Notes on the Depositary’s records. The ownership interest of each actual purchaser of New Notes represented by the Global Securities (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive New Notes in definitive form representing their ownership interests therein, except in the limited circumstances described under “—Special Situations When a Global Security Will be Terminated.”

To facilitate subsequent transfers, the Global Securities deposited with the Depositary will be registered in the name of the Depositary’s partnership nominee, Cede & Co. The deposit of the Global Securities with the Depositary and their registration in the name of Cede & Co. does not effect any change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the New Notes. The Depositary’s records reflect only the identity of the Direct Participants to whose accounts such New Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Unless physical certificates representing the New Notes have been issued, redemption notices shall be sent to Cede & Co. If less than all of the New Notes are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in the New Notes to be redeemed.

Neither the Depositary nor Cede & Co. (nor any other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the New Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy (an “Omnibus Proxy”) to the applicable Issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the New Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the New Notes will be made to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detailed information from the applicable Issuer or its agent, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of the Depositary, the Trustee, the Indenture Agent or any Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. is the responsibility of the applicable Issuer, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. None of Barrick, BNAF, the Trustee or the Indenture Agent will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the New Notes by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the New Notes or the disbursement of payments in respect thereof.

The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that the Issuers believe to be reliable, but is subject to any changes to the arrangements between the Issuers and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

Special Investor Considerations for Global Securities

The obligations of Barrick and BNAF, as well as the obligations of the Trustee, the Indenture Agent and those of any third parties employed by Barrick, BNAF, the Trustee or the Indenture Agent run only to persons who are registered as holders of New Notes. For example, once an Issuer makes payment to the registered holder of a New Note, such Issuer has no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when New Notes are issued in the form of Global Securities:

•	the investor cannot have New Notes registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the New Notes;

•	the investor must look to his or her own bank or brokerage firm for payments on the New Notes and protection of his or her legal rights relating to the New Notes;

•

the investor may not be able to sell interests in the New Notes to some insurance companies and other institutions that are required by law to hold the physical certificates of New Notes that they own;

•

the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security. Barrick, BNAF, the Trustee and the Indenture Agent have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interest in the Global Security. Barrick, BNAF, the Trustee and the Indenture Agent also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing New Notes. After that exchange, an investor may choose whether to hold New Notes directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in New Notes transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

•	when the Depositary notifies the applicable Issuer that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if an Issuer decides to terminate a Global Security.

When a Global Security terminates, the Depositary (and not Barrick, BNAF, the Trustee, or the Indenture Agent) is responsible for deciding the names of the institutions that will be the initial direct holders.

Global Clearance and Settlement Procedures

Initial settlement for the New Notes will be made in immediately available funds. Secondary market trading between Depositary participants (“DTC Participants”) will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking S.A. (“Clearstream, Luxembourg”) participants (“Clearstream Participants”) and/or Euroclear System (“Euroclear”) participants (“Euroclear Participants”) will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering securities to or receiving securities from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of New Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary’s settlement date. The credits or any transactions in the New Notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the New Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary’s settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement through the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of New Notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the exchange offer. It applies to you only if you tender your Initial Notes for New Notes in the exchange offer. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

The exchange of Initial Notes for New Notes will not be treated as a taxable transaction for United States federal income tax purposes. The New Notes you receive will be treated as a continuation of your investment in the Initial Notes. As a result, you will not recognize gain or loss upon the exchange of your Initial Notes for New Notes. In addition, your basis and holding period in the New Notes will be the same as your basis and holding period in the Initial Notes exchanged therefor.

IF YOU ARE CONSIDERING EXCHANGING YOUR INITIAL NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to a holder of New Notes who acquires the New Notes under this prospectus and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable income tax treaty or convention, is not, and is not deemed to be, a resident of Canada, deals at arm’s length with Barrick, BNAF, and any transferee resident (or deemed to be resident) in Canada to whom the holder disposes of the New Notes, is not, and does not deal at arm’s length with, a “specified shareholder” of Barrick for purposes of the thin capitalization rules, and does not use or hold and is not deemed to use or hold the New Notes in a business carried on in Canada (a “Non-resident Holder”). A “specified shareholder” for purposes of the thin capitalization rules generally includes a person who (together with persons not dealing at arm’s length) owns or has the right to acquire or control 25% or more of the shares of Barrick on a votes or fair market value basis. Special rules, which are not discussed in this summary, may apply to a non-resident that is an authorized foreign bank or an insurer carrying on business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and the administrative practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not anticipate any changes in law or administrative practice whether by legislative, regulatory, governmental, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-resident Holder, and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Consequently, prospective purchasers of New Notes should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of New Notes, having regard to such prospective purchaser’s own particular circumstances.

The New Notes will not differ materially in kind or extent from the Initial Notes for which they are exchanged and will evidence the same continuing indebtedness as the Initial Notes, and the exchange was contemplated in the terms of the Initial Notes. Accordingly, the exchange of Initial Notes for New Notes pursuant to the terms set forth in this prospectus should not constitute a disposition and should not give rise to a capital gain or a capital loss for purposes of the Tax Act.

Under the Tax Act, interest, discount, principal and any premium paid or credited by Barrick and BNAF on the New Notes, or by Barrick under the Guarantees, to a Non-resident Holder, and the proceeds received by a Non-resident Holder on disposition of New Notes, including redemption, will be exempt from Canadian withholding tax. No other taxes on income (or gains) will be payable under the Tax Act by a Non-resident Holder on interest, discount, principal and any premium or on the proceeds received by a Non-resident Holder on the disposition of a New Note including on redemption and payment on maturity.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Initial Notes where the Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon the earlier of the expiration of 180 days after the exchange offer or such time as such broker-dealers no longer own any Initial Notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer or such time as the broker-dealers no longer own any Initial Notes, whichever is shorter, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The distribution of New Notes in Canada is being made on a private placement basis. Accordingly, any resale of such New Notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws, which vary depending on the province. Purchasers of the New Notes are advised to seek legal advice prior to any resale of the New Notes.

Although Barrick is a reporting issuer in all provinces and territories of Canada, and BNAF is a reporting issuer in Ontario, the New Notes will not be freely tradable in Canada until the date that is four months and a day following the distribution date of the Initial Notes. Notice is hereby provided that unless permitted under applicable securities laws, the holders of New Notes must not trade the New Notes before the date that is four months and a day following the distribution date of the Initial Notes. Each purchaser of New Notes in Canada acknowledges that each New Note will bear the following legend until the date that is four months and one day after the date that the Initial Notes were distributed:

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER MAY 2, 2013.

DIRECTORS OF BARRICK

Steven J. Shapiro, a director of Barrick, is a director of Bumi plc, a company that was subject to a suspension of trading order that was in effect for more than 30 consecutive days while Mr. Shapiro was acting as a director for such company. On April 22, 2013, trading in Bumi plc’s voting ordinary shares on the London Stock Exchange was temporarily suspended at the request of the company by the United Kingdom Financial Conduct Authority pending clarification of the company’s financial position on the publication of its audited full year results for the period ending December 31, 2012. Trading in the voting ordinary shares of Bumi plc resumed on July 22, 2013, following the publishing of its audited full year results and discussions with the United Kingdom Financial Conduct Authority. For further information regarding the Directors of Barrick, please see “Directors and Officers of the Company” on page 124 of Barrick’s annual information form dated as of March 28, 2013, for the year ended December 31, 2012, which is incorporated by reference herein.

EXPERTS

The annual audited consolidated financial statements of Barrick for the year ended December 31, 2012 incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of that firm as experts in auditing and accounting.

INTERESTS OF QUALIFIED PERSONS

Each of Robert Krcmarov, Rick Sims, David Londono and Steven Haggarty is a person who has reviewed or supervised the preparation of information upon which certain scientific and technical information relating to Barrick’s mineral properties contained or incorporated by reference in this prospectus is based. Each of such persons is an officer or employee of Barrick and/or an officer, director or employee of one or more of its associates or affiliates. None of such persons received or will receive a direct or indirect interest in any property of Barrick or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick.

VALIDITY OF NOTES AND GUARANTEES

The validity of the New Notes and the related Guarantees will be passed upon for Barrick and BNAF by Sullivan & Cromwell LLP. Certain legal matters relating to Canadian law will be passed upon for Barrick and BNAF by Davies Ward Phillips & Vineberg LLP. As of the date hereof, the partners and associates of Davies Ward Phillips & Vineberg LLP as a group own beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the Commission as part of the registration statement of which this prospectus is a part:

•	The documents listed as being incorporated by reference in this prospectus under the heading “Documents Incorporated by Reference”;

•	The certificate of formation of BNAF;

•	The limited liability company agreement of BNAF;

•	The indenture relating to the Notes;

•	The exchange and registration rights agreement relating to the Initial Notes;

•	Opinions and consents of counsel;

•	Consent of independent auditor;

•	Consents of Qualified Persons;

•	Powers of attorney (included on the signature pages of the registration statement);

•	The statements of eligibility of the trustee on Form T-1;

•	The form of letter of transmittal; and

•	The form of notice of guaranteed delivery.

FORM F-10

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification

Under the Business Corporations Act (Ontario) (the “OBCA”), Barrick Gold Corporation (“Barrick” or the “Form F-10 Registrant”) may indemnify a director or officer of Barrick, a former director or officer of Barrick or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Barrick or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Barrick or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) above. An individual referred to above is entitled to indemnification from Barrick as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfills conditions (i) and (ii) above. Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the OBCA described above, the by-laws of Barrick provide that, subject to the relevant provisions of the OBCA, Barrick shall indemnify a director or officer of Barrick, a former director or officer of Barrick, or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or such other entity if the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Form F-10 Registrant pursuant to the foregoing provisions, the Form F-10 Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

FORM F-10

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Form F-10 Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

At the time of filing of this Registration Statement on August 6, 2013, the Form F-10 Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Form F-10 Registrant shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the relevant registration statement.

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act, the Form F-10 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 19th day of August, 2013.

BARRICK GOLD CORPORATION (the Form F-10 Registrant)

By:	/s/ Ammar Al-Joundi
Name: Ammar Al-Joundi
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form F-10 Registrant	Date

/s/ Jamie C. Sokalsky Jamie C. Sokalsky	President, Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2013

/s/ Ammar Al-Joundi Ammar Al-Joundi	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 19, 2013

/s/ Michael S. Lepore Michael S. Lepore	Vice President and Controller (Principal Accounting Officer)	August 19, 2013

* Peter Munk	Chairman and Director	August 19, 2013

* John L. Thornton	Co-Chairman and Director	August 19, 2013

* C. William D. Birchall	Vice Chairman and Director	August 19, 2013

* Howard L. Beck	Director	August 19, 2013

* Donald J. Carty	Director	August 19, 2013

* Gustavo A. Cisneros	Director	August 19, 2013

* Robert M. Franklin	Director	August 19, 2013

* J. Brett Harvey	Director	August 19, 2013

* Dambisa Moyo	Director	August 19, 2013

* The Right Honourable Brian Mulroney	Director	August 19, 2013

* Anthony Munk	Director	August 19, 2013

* Steven J. Shapiro	Director	August 19, 2013

* By:	/s/ Ammar Al-Joundi
Attorney-in-fact

FORM S-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act (the “DE LLC Act”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, Section 18-1101 of the DE LLC Act prohibits it from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Consistent with applicable provisions of the DE LLC Act, the limited liability company agreement of BNAF provides that the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and neither the members, nor any employee or agent of the company is obligated personally for any such debt, obligation or liability of the company, or for any debt, obligation or liability of any other member, employee or agent of the company, solely by reason of being a member or acting as a manager, employee or agent of the company.

Item 21. Exhibits

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Form S-4 Registrant pursuant to the foregoing provisions set forth in Item 20 above, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Form S-4 Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request , and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of the responding to the request.

The Form S-4 Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of included in the registration statement when it became effective.

FORM S-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 19th day of August, 2013.

BARRICK NORTH AMERICA FINANCE LLC (Form S-4 Registrant)

by	/s/ Ammar Al-Joundi
Name: Ammar Al-Joundi
Title: Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form S-4 Registrant	Date

/s/ Gary B. Halverson Gary B. Halverson	President, Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2013

/s/ Blake L. Measom Blake L. Measom	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 19, 2013

/s/ Paul Judd Paul Judd	Director	August 19, 2013

/s/ Ammar Al-Joundi Ammar Al-Joundi	Director	August 19, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 1 to the registration statement, solely in the capacity of the duly authorized representative of Barrick Gold Corporation in the United States, in the City of Toronto, Province of Ontario, Canada on this 19th day of August, 2013.

BARRICK GOLDSTRIKE MINES INC. (Authorized U.S. Representative)

By:	/s/ Faith T. Teo
Name: Faith T. Teo
Title: Secretary

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.

1.1*	Form of Letter of Transmittal (included in Exhibit 99.1 to Form S-4).

1.2*	Form of Notice of Guaranteed Delivery (included in Exhibit 99.2 to Form S-4).

3.1**	Exchange and Registration Rights Agreement, dated as of May 3, 2013, among Barrick Gold Corporation, Barrick North America Finance LLC and the initial purchasers named therein (included in Exhibit 4.5 to Form S-4).

4.1	The annual information form of Barrick Gold Corporation dated as of March 28, 2013, for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to Barrick Gold Corporation’s Form 40-F (Commission File No. 001-09059) filed with the Commission on March 28, 2013 (the “Form 40-F”)).

4.2	The annual audited consolidated financial statements of Barrick Gold Corporation for the year ended December 31, 2012, including consolidated balance sheets as at December 31, 2012 and December 31, 2011 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2012, and related notes, together with the independent auditor’s report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F).

4.3	The management’s discussion and analysis of Barrick Gold Corporation for the financial year ended December 31, 2012 (incorporated by reference to Exhibit 99.4 to the Form 40-F).

4.4	The management proxy circular of Barrick Gold Corporation dated March 18, 2013, in connection with the annual meeting of Barrick Gold Corporation’s shareholders held on April 24, 2013 (incorporated by reference to Exhibit 99.1 to Barrick Gold Corporation’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on March 26, 2013).

4.5	The interim unaudited consolidated financial statements of Barrick for the three- and six-month periods ended June 30, 2013, including consolidated balance sheets as at June 30, 2013 and December 31, 2012, the consolidated statements of income, comprehensive income and cash flow for each of the three- and six-month periods ended June 30, 2013 and June 30, 2012, and consolidated statement of changes in equity for the six-month periods ended June 30, 2013 and June 30, 2012 and related notes (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on August 2, 2013).

4.6	The management’s discussion and analysis of Barrick Gold Corporation for the three- and six-month periods ended June 30, 2013 (incorporated by reference to Exhibit 99.1 to Barrick Gold Corporation’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on August 2, 2013).

4.7	The material change report of Barrick Gold Corporation dated May 13, 2013, regarding the pricing and closing of the Initial Notes of Barrick Gold Corporation and Barrick North America Finance LLC (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on May 13, 2013).

4.8	The material change report of Barrick Gold Corporation dated May 17, 2013, regarding the announcement of an agreement in principle between Pueblo Viejo Dominicana Corporation and the Government of the Dominican Republic, concerning amendments to the Pueblo Viejo Special Lease Agreement (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on May 17, 2013).

4.9	The material change report of Barrick Gold Corporation dated June 3, 2013, regarding the receipt by Barrick of a resolution from Chile’s Superintendencia del Medio Ambiente (Chile’s environmental agency) that requires the Company to complete Pascua-Lama’s water management system in accordance with the project’s environmental permit before resuming construction activity in Chile, as well as the imposition of an administrative fine for deviations from certain requirements of the project’s Chilean environmental approval (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-9059), furnished to the Commission on June 3, 2013).

4.9	The material change report of Barrick Gold Corporation dated July 5, 2013, regarding updates to the Pascua-Lama project in Chile and Argentina with respect to construction re-sequencing, capital expenditures and impairment testing (incorporated by reference to Exhibit 99.1 to Barrick Gold Corporation’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on July 5, 2013)

5.1*	Consent of PriceWaterhouseCoopers LLP (included as Exhibit 23.1 to Form S-4).

5.2**	Consent of Sullivan and Cromwell LLP, U.S. Counsel to Barrick North America Finance LLC and Barrick Gold Corporation (included as Exhibit 23.2 to Form S-4).

5.3**	Consent of Davies Ward Phillips & Vineberg LLP, Canadian counsel to Barrick North America Finance LLC and Barrick Gold Corporation (included as Exhibit 23.3 to Form S-4).

5.4**	Consent of Robert Krcmarov (included in Exhibit 23.4 to Form S-4).

5.5**	Consent of Rick Sims (included in Exhibit 23.5 to Form S-4).

5.6**	Consent of David Londono (included in Exhibit 23.6 to Form S-4).

5.7**	Consent of Steven Haggarty (included in Exhibit 23.7 to Form S-4).

6.1**	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).

7.1	Indenture dated as of June 1, 2011, among Barrick Gold Corporation, Barrick North America Finance LLC, as issuers, Barrick Gold Corporation, as guarantor, Citibank N.A., as indenture agent and Wilmington Trust Company, as trustee (included as Exhibit 4.4 to Form S-4).

Exhibits to Form S-4

Exhibit No.

3.1	Certificate of Formation of Barrick North America Finance LLC (incorporated by reference to Exhibit 3.1 to Barrick’s Form S-4 (Commission File No. 333-175159) filed with the Commission on June 27, 2011).

3.2	Limited Liability Company Agreement of Barrick North America Finance LLC (incorporated by reference to Exhibit 3.2 to Barrick’s Form S-4 (Commission File No. 333-175159) filed with the Commission on June 27, 2011).

4.1**	Form of 2.500% New Notes due 2018 of Barrick Gold Corporation being registered pursuant to the Securities Act of 1933.

4.2**	Form of 4.100% New Notes due 2023 of Barrick Gold Corporation being registered pursuant to the Securities Act of 1933.

4.3**	Form of 5.750% New Notes due 2043 of Barrick North America Finance LLC being registered pursuant to the Securities Act of 1933.

4.4	Indenture dated as of June 1, 2011, among Barrick Gold Corporation, Barrick North America Finance LLC, as issuers, Barrick Gold Corporation, as guarantor, Citibank N.A., as indenture agent and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.5 to Barrick’s Form S-4 (Commission File No. 333-175159) filed with the Commission on June 27, 2011).

4.5**	Exchange and Registration Rights Agreement, dated as of May 3, 2013, among Barrick Gold Corporation, Barrick North America Finance LLC and the initial purchasers named therein.

5.1**	Opinion of Sullivan and Cromwell LLP, U.S. Counsel to Barrick North America Finance LLC and Barrick Gold Corporation.

5.2**	Opinion of Davies, Ward, Philips and Vineberg LLP, Canadian Counsel to Barrick North America Finance LLC and Barrick Gold Corporation.

12.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2**	Consent of Sullivan and Cromwell LLP, U.S. Counsel to Barrick North America Finance LLC and Barrick Gold Corporation (included in Exhibit 5.1 above).

23.3**	Consent of Davies Ward Phillips & Vineberg LLP, Canadian counsel to Barrick North America Finance LLC and Barrick Gold Corporation.

23.4**	Consent of Robert Krcmarov.

23.5**	Consent of Rick Sims.

23.6**	Consent of David Londono.

23.7**	Consent of Steven Haggarty.

24.1**	Powers of Attorney (included on the signature pages of this Registration Statement on Form S-4).

25.1**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, as trustee, on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.
**	Previously filed.